Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

PRIMAVERA CAPITAL ACQUISITION CORPORATION,

FOSUN FASHION GROUP (CAYMAN) LIMITED,

LANVIN GROUP HOLDINGS LIMITED 复朗集团,

LANVIN GROUP HERITAGE I LIMITED

and

LANVIN GROUP HERITAGE II LIMITED

dated as of March 23, 2022

i

Table of Contents

(Cont’d)

ii

Table of Contents

(Cont’d)

Exhibits

Exhibit A	Form of PIPE Subscription Agreement

Exhibit B	Form of Sponsor Support Deed

Exhibit C	Form of Shareholder Support Deed

Exhibit D	Form of Lock-Up Agreement

Exhibit E	Form of Investor Rights Agreement

Exhibit F	Form of Assignment, Assumption and Amendment Agreement

Exhibit G-1	Form of Plan of Initial Merger

Exhibit G-2	Form of Plan of Second Merger

Exhibit G-3	Form of Plan of Third Merger

Exhibit H	Form of Articles of Surviving Company

Exhibit I	Form of PubCo Articles

Exhibit J	Form of Instrument of Transfer

Schedules

Schedule I	SPAC Disclosure Letter

Schedule II	Company Disclosure Letter

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of March 23, 2022 (this “Agreement”), is made and entered into by and among (i) Primavera Capital Acquisition Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“SPAC”), (ii) Fosun Fashion Group (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), (iii) Lanvin Group Holdings Limited 复朗集团, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“PubCo”), (iv) Lanvin Group Heritage I Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”) and (v) Lanvin Group Heritage II Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2”). SPAC, the Company, PubCo, Merger Sub 1 and Merger Sub 2 are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly formed entity, wholly-owned by Fosun Fashion Holdings (Cayman) Limited, a shareholder of the Company (the “Initial PubCo Holder”), and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Company (as defined below);

WHEREAS, each of Merger Sub 1 and Merger Sub 2 is an exempted company incorporated with limited liability under the laws of the Cayman Islands, is wholly-owned by PubCo, and was formed for the purpose of effectuating the Mergers;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) the Initial PubCo Holder will transfer the PubCo Shares (as defined below) to Primavera Capital Acquisition LLC (“Sponsor”), (b) the Forward Purchase Subscriptions (as defined below) shall be consummated immediately prior to the completion of the Initial Merger or otherwise in accordance with the terms of the Forward Purchase Agreements, (c) Merger Sub 1 will merge with and into SPAC (the “Initial Merger”), with Merger Sub 1 being the surviving entity, (d) immediately following the Initial Merger, Merger Sub 2 will merge with and into the Company (the “Second Merger”), with the Company being the surviving entity and a wholly-owned subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Second Merger Effective Time (as defined below) as the “Surviving Company”), (e) the PIPE Investment (as defined below) shall be consummated immediately following the completion of the Initial Merger and the Second Merger, and (e) immediately following the PIPE Investment, Merger Sub 1 will merge with and into the Surviving Company (the “Third Merger”, and together with the Initial Merger and the Second Merger, the “Mergers”), with the Surviving Company being the surviving entity, each Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions (including Part XVI) of the Companies Act (as amended) of the Cayman Islands (the “Cayman Act”);

WHEREAS, pursuant to certain Forward Purchase Agreements (as defined below) as of the date hereof, (a) Aspex Master Fund (“Aspex”) has agreed to purchase 4,000,000 SPAC Class A Ordinary Shares (as defined below) and 1,000,000 SPAC Warrants (as defined below) for an aggregate price equal to US$40,000,000, and (b) Sky Venture Partners L.P. (“Sky Venture”, together with Aspex, the “Forward Purchase Investors”) has agreed to purchase 4,000,000 SPAC Class A Ordinary Shares and 1,000,000 SPAC Warrants for an aggregate price equal to US$40,000,000, in each case of clauses (a) and (b), in accordance with the terms therein (the purchases pursuant to the Forward Purchase Agreements, the “Forward Purchase Subscriptions”);

WHEREAS, on or before the date of this Agreement, certain investors (the “Initial PIPE Investors”, together with the Additional PIPE Investors (as defined below), the “PIPE Investors”, and, collectively with the Forward Purchase Investors, the “Private Placement Investors”) have agreed to purchase certain PubCo Ordinary Shares immediately following the completion of the Initial Merger and the Second Merger, in each case, pursuant to subscription agreements substantially in the form attached hereto as Exhibit A-2 (the “Initial PIPE Subscription Agreements” and, together with the Additional PIPE Subscription Agreements (as defined below), the “PIPE Subscription Agreements”, and together with the Forward Purchase Agreements, the “Private Placement Agreements”);

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger, together with the election described in the second sentence of Section 8.5(a) will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (ii) the Second Merger, will qualify as a “reorganization” under Section 368(a)(1) of the Code or an exchange under Section 351 of the Code, (iii) taken together, the PIPE Investment and the Second Merger will qualify as an exchange under Section 351 of the Code or a contribution to capital, and (iv) the Third Merger (as defined below) will qualify as an exchange under Section 351 of the Code and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company, PubCo, Sponsor and certain other parties have entered into a Sponsor Support Deed in the form attached hereto as Exhibit B (the “Sponsor Support Deed”), pursuant to which, among other things, (i) each Sponsor Party (as defined therein) agrees (a) to vote in favor of the SPAC Shareholders Approval (as defined below), (b) to vote against any proposals that would impede the Transactions (as defined below), (c) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares held by such Sponsor Party under the SPAC Articles (as defined below), (d) not to redeem any SPAC Shares (as defined below) held by such Sponsor Party, and (e) not to transfer any SPAC Securities (as defined below) held by such Sponsor Party; and (ii) the Sponsor agrees to surrender certain SPAC Class B Ordinary Shares to SPAC for nil consideration, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Deed;

WHEREAS, concurrently with after the execution and delivery of this Agreement, SPAC, the Company, PubCo and certain Company Shareholders (as defined below) entitled to vote on or give consent to the Company Shareholders Approval have entered into a Shareholder Support Deed in the form attached hereto as Exhibit C (the “Shareholder Support Deed”), pursuant to which, among other things, (i) each such Company Shareholder agrees (a) to vote in favor of the Company Shareholders Approval (as defined below), (b) to vote against any proposals that would impede the Transactions, and (c) not to transfer any Company Shares (as defined below) held by such Company Shareholder, and (ii) the Initial PubCo Holder agrees to surrender certain Company Shares to the Company for nil consideration, in each case, on the terms and subject to the conditions set forth in the Shareholder Support Deed;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, certain Sponsor Parties and certain Company Shareholders have entered into a lock-up agreement in the form attached hereto as Exhibit D (collectively, the “Lock-Up Agreement”), pursuant to which, among other things, the relevant Sponsor Parties and Company Shareholders agree to not sell, for the period specified in the Lock-Up Agreements, certain PubCo Ordinary Shares such Sponsor Parties or Company Shareholders (as applicable) will receive in the Mergers, on the terms and subject to the conditions set forth in the Lock-Up Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC and Continental Stock Transfer & Trust Company as the warrant agent (in such capacity, the “Warrant Agent”) have entered into an assignment, assumption and amendment agreement in the form attached hereto as Exhibit F (the “Assignment, Assumption and Amendment Agreement”), pursuant to which SPAC assigns to PubCo all of its rights, interests, and obligations in and under the Warrant Agreement (as defined below), which amends the Warrant Agreement to change all references to Warrants (as such term is defined therein) to PubCo Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such warrants to PubCo Ordinary Shares) and which causes each outstanding PubCo Warrant to represent the right to receive, from the Initial Merger Effective Time, one whole PubCo Ordinary Share;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC, certain Sponsor Parties and certain Company Shareholders have entered into a registration rights agreement in the form attached hereto as Exhibit E (the “Investor Rights Agreement”), pursuant to which, among other things, (a) PubCo commits to, within thirty (30) days after the Closing, file a resale shelf registration statement on Form F-1 that includes the PubCo Ordinary Shares the relevant Sponsor Parties or Company Shareholders will receive in the Mergers; and (b) the Registration Rights Agreement, dated as of January 21, 2021, by and between SPAC and Sponsor, will be terminated as of the Closing;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that it is fair to, advisable for and in the best interests of SPAC and the SPAC Shareholders (as defined below) to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) approved this Agreement and the other Transaction Documents (as defined below), the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to the SPAC Shareholders the approval and adoption of this Agreement, the Plan of Initial Merger, the other Transaction Documents, the Mergers and the other Transactions;

WHEREAS, each of the board of directors of PubCo (the “PubCo Board”), the board of directors of Merger Sub 1 and the board of directors of Merger Sub 2 has (i) determined that it is fair to, advisable for and in the best interests of PubCo, Merger Sub 1, Merger Sub 2 and their respective shareholders, as applicable, to enter into this Agreement and to consummate the Mergers and the other Transactions, and (ii) approved this Agreement and the other Transaction Documents, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Mergers and the other Transactions. PubCo, (A) as the sole shareholder of Merger Sub 1, has adopted a special written resolution approving this Agreement, the Plan of Initial Merger, the Plan of Third Merger and the Transactions, (B) as the sole shareholder of Merger Sub 2, has adopted a special written resolution approving this Agreement, the Plan of Second Merger and the Transactions, and (C) as the sole shareholder of the Company immediately prior to the consummation of the Third Merger, has adopted a special written resolution approving this Agreement, the Plan of Third Merger and the Transactions;

WHEREAS, prior to Closing, PubCo shall adopt the PubCo Articles with effect at the Initial Merger Effective Time in the form attached hereto as Exhibit I, which shall be the memorandum and articles of association of PubCo, until thereafter amended in accordance with the terms thereof and the Cayman Act; and

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of the Company and the Company Shareholders to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) approved, in accordance with the Company Articles, this Agreement and the other Transaction Documents, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to the Company Shareholders the approval and adoption of the amendment of the Company Articles in accordance with Section 6.1(a), this Agreement, the Plan of Second Merger, the other Transaction Documents, the Mergers and the other Transactions and the approval of the amendment of the Company Articles in accordance with Section 6.1(a).

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to SPAC, than those contained in the Confidentiality Agreement; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting SPAC from satisfying its obligations under this Agreement.

“Action” means any charge, claim, action, complaint, petition, investigation, audit, inquiry, appeal, suit, litigation, lawsuit, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Additional PIPE Investors” means any investors who participate in the PIPE Investment other than the Initial PIPE Investors.

“Additional PIPE Subscription Agreements” means the subscription agreements, if any, for PubCo Ordinary Shares entered into by Additional PIPE Investors after the date hereof and prior to the date on which the SPAC Shareholders Approval is obtained.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, provided, however, that, other than the SPAC and its Subsidiaries (if any), none of the investment funds, trust (except for the Trust Account for the sole purpose of the release of the proceeds of the Trust Account set forth in Section 7.1) and pooled investment vehicles (and their respective portfolio companies) advised or managed by Persons Controlling, Controlled by or under common Control with Sponsor shall be deemed an Affiliate of Sponsor, SPAC or any of its Subsidiaries (or vice versa) for purposes of this Agreement.

“Anti-Corruption Laws” means, with respect to any Person, the anti-bribery and anti-corruption statutes applicable to such Person, including those of jurisdictions where such Person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions including, without limitation, the Criminal Law and the Anti-Unfair Competition Law of the People’s Republic of China, the Article 17 of the Act no. 2016-1691 dated 9 December 2016 on transparency, fight against corruption and modernisation of economy and the decree adopted for its implementation, the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means, with respect to any Person, the applicable anti-money laundering statutes of jurisdictions where such Person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdiction, including, without limitation, (i) the Anti-Money Laundering Law of the People’s Republic of China, (ii) the Proceeds of Crime Act (as amended) of the Cayman Islands, the Terrorism Act (as amended) of the Cayman Islands, and (iii) the U.S. Currency and Foreign Transaction Reporting Act of 1970 and the USA PATRIOT Act, in each case, including the rules, regulations and applicable financial recordkeeping and reporting requirements promulgated thereunder and as amended from time to time.

“Benefit Plan” means any (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), program, policy, practice, Contract or other arrangement, including any compensation, severance, termination pay, deferred compensation, retirement, profit sharing, incentive, bonus, health, welfare, performance awards, share or share-related awards (including stock option, stock purchase, stock ownership, restricted stock unit, or other equity or equity-based compensation), disability, death benefit, life insurance, fringe benefits or other employee benefits or remuneration of any kind, and (b) any employment, indemnification, consulting, retention or stay-bonus agreement, severance, transaction or change-in control agreement, in each case, whether written, unwritten or otherwise, that is or has been sponsored, maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director, commissioner or officer, consultant or contractor of the Group Companies in each case other than any statutory benefit plan mandated by Law.

“BF” means Brilliant Fashion Holdings Limited, a company duly incorporated with limited liability under the laws of the British Virgin Islands.

“BF Award” means the grant of any economic beneficiary interest corresponding to shares of BF under the BF ESOP in accordance with the terms thereof.

“BF ESOP” means Brilliant Fashion Holdings Limited 2021 Incentive Award Plan, including any amendment thereto.

“Bonus Pool Size” means 3,600,000.

“Business Combination” has the meaning given in the SPAC Articles.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands, Hong Kong or Singapore are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Accounts Date” means December 31, 2021.

“Company Acquisition Proposal” means, other than the Transactions, any proposal or offer from any Person (other than SPAC) relating to, in one transaction or a series of transactions, whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise, (a) any direct or indirect acquisition of 20% or more of the consolidated total assets of the Group Companies or assets to which 20% or more of the consolidated revenue of the Group Companies are attributable, (b) any direct or indirect acquisition of voting Equity Securities representing 20% or more of the voting power of the Company or of one or more Group Companies which comprise more than 20% of the consolidated total assets, revenues or earning power of the Group Companies taken as a whole, (c) any issuance by the Company of more than 20% of its voting Equity Securities, or (d) any combination of the foregoing.

“Company and PubCo Fundamental Warranties” means the warranties specified in Section 3.1 (Organization, Good standing and Qualification), Section 3.2 (Capitalization and Voting Rights), Section 3.3 (Authorization), Section 3.4 (Consents; No Conflicts); Section 3.16 (Brokers), Section 5.1 (Organization, Good standing and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Authorization) and Section 5.7 (Brokers).

“Company Articles” means the Second Amended and Restated Memorandum and Articles of Association of the Company, adopted pursuant to a special resolution passed on September 16, 2021 and with effect from September 30, 2021, as may be further amended from time to time in accordance with the terms therein and herein.

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by US$10.00.

“Company Preferred Shareholders Consent” means a consent in writing of holders of majority of the issued Company Preferred Shares, or a resolution passed at a separate meeting of the holders of the Company Preferred Shares by a majority of the holders of the Company Preferred Shares present and voting at such meeting (whether in person or by proxy).

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole or (ii) the ability of any Group Company or any of the Acquisition Entities to consummate the Transactions; provided, however, that in no event would any of the following, individually or in the aggregate, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any action taken as expressly required by the terms of this Agreement or any other Transaction Documents or at the written request or with the written consent of SPAC, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of any Group Company to meet any projections or forecasts; provided further that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which any Group Company operates, or (h) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d), (e), (g) and (h), any such Event to the extent it disproportionately affects the Group Companies, taken as a whole, relative to other participants in the industries and geographies in which the Group Companies operate shall not be excluded from the determination of whether there is a Company Material Adverse Effect, provided, further, any Event that results in a material breach of the warranties set forth in Section 3.13(d) (disregarding, for such purpose, all materiality qualifiers therein and all disclosures made or deemed to have been made against such warranties) shall be deemed a Company Material Adverse Effect.

“Company Non-Voting Ordinary Shares” means non-voting ordinary shares of the Company, par value of EUR0.0001 per share, as defined in the Company Articles.

“Company Ordinary Shares” means ordinary shares of the Company, par value of EUR1.00 per share, as defined in the Company Articles.

“Company Preferred Shares” means Series B preferred shares of the Company, par value EUR1.00 per share, as defined in the Company Articles.

“Company Shareholder” means any holder of any Company Shares.

“Company Shareholders’ Agreement” means the Company Shareholders’ Agreement relating to the Company, dated as of May 31, 2021, as may be further amended from time to time in accordance with the terms therein and herein.

“Company Shares” means, collectively, the Company Ordinary Shares, the Company Non-Voting Ordinary Shares and the Company Preferred Shares.

“Company Transaction Bonus” means any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Group Company pursuant to any agreement to which the Group Company is a party prior to the completion of the Transactions which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or the Acquisition Entities (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, that are engaged by any Group Company or Acquisition Entity, (b) Transfer Taxes, (c) any and all filing fees payable by any Group Company or Acquisition Entity to the Governmental Authorities, in each case, in connection with the Transactions, and (d) any Company Transaction Bonus.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 24, 2021, by and between SPAC and the Company.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” in relation to any Person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the equity interests then in issue and conferring the right to vote at all general meetings of such Person, (b) the right to appoint or designate more than fifty percent (50%) of the members of board of directors or similar governing body of such Person, or (c) the ability to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the National Health Commission of the People’s Republic of China, Chinese Center for Disease Control and Prevention, Centre for Health Protection under the Department of Health of Hong Kong, Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter.

“DTC” means the Depository Trust Company.

“Eligible SPAC Shares” means all of the SPAC Class A Ordinary Shares outstanding as of immediately prior to the Initial Merger Effective Time, but excluding (i) all of the SPAC Class A Ordinary Shares that will be redeemed pursuant to the SPAC Share Redemption, and (ii) all of the SPAC Class A Ordinary Shares that may have been issued upon the exercise of any SPAC Warrants or in connection with the Private Placements.

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means, with respect to any Person, any shares, capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares, capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EUR” means the lawful currency of the member states of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forward Purchase Agreements” means (i) the Forward Purchase Agreement, dated as of January 5, 2021, by and between SPAC, Sponsor and Aspex, and (ii) the Forward Purchase Agreement, dated as of January 5, 2021, by and between SPAC, Sponsor and Sky Venture, in each case of (i) and (ii), as may be further amended, restated, modified or supplemented from time to time.

“Fosun International” means Fosun International Limited (復星國際有限公司) (Stock Code: 0656), a company incorporated under the laws of Hong Kong, whose shares are listed and traded on the Main Board of SEHK.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Official” means any (a) officer, agent, employee or any other person working in an official capacity on behalf of any (i) Governmental Authority, including any agency, department or instrumentality thereof, (ii) government-owned or government-controlled entity, or (iii) political party; and (b) candidate for government or political office.

“Governmental Authority” (i) any national, federal, state, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, (ii) any public international organization (including an arbitral body), (iii) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, or (iv) any company, business, enterprise, or other entity or instrumentality owned or controlled by any government, entity, organization described herein.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” or “Group Companies” means (i) prior to the Closing, the Company and its direct and indirect Subsidiaries, and (ii) from and after the Closing, PubCo and its direct and indirect Subsidiaries, and “Group Company” means any of the foregoing.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Initial Merger Consideration” means the right to receive the PubCo Ordinary Shares by the SPAC Shareholders pursuant to Section 2.2(f).

“Intellectual Property” means (a) trademarks, service marks, trade names, business names, domain names, trade dress, logos, get-up and other source identifiers and the goodwill of the business symbolized thereby, (b) patents, (c) inventions, discoveries, methods, processes, improvements, innovations, and utility models, (d) design rights, copyrights, author’s rights, moral rights and works of authorship, rights of publicity or privacy, software, mask works, database rights, (e) trade secrets, know-how, show-how, technical and business information, drawings, designs, design protocols, specifications, proprietary data, customer and suppliers lists, proprietary processes, technology, formulae and algorithms, (f) URLs, websites, webpages, (g) all registrations, applications, renewals, divisions, continuations, continuations-in-part, re-examinations, re-issues and foreign counterparts of the foregoing and (h) all other intellectual property and proprietary rights which may subsist in any part of the world (whether registered or filed or not under applicable Laws).

“Investment Company Act” means the Investment Company Act of 1940.

“IT Assets” means hardware, software, systems, networks, websites, applications, databases and other information technology assets.

“JOBS Act” means The Jumpstart Our Business Startups Act of 2012.

“Knowledge of SPAC” means the actual knowledge of each of the directors of the SPAC as of the date hereof.

“Knowledge of the Company” means the actual knowledge of each of the directors of the Company and the following members of the management team of the Company: Joann Cheng, David Chan, Jenny Shao, Grace Zhao, Shang Koo, Chris Tate, Oliver Yang, Jessey Chan, Siddhartha Shukla and Roy Cheng.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract.

“Lien” means all liens, mortgages, claims, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, licenses, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Material Subsidiary” means (i) each of Arpège SAS, St. John Knits International, Incorporated, Wolford Aktiengesellschaft, Raffaele Caruso S.p.A or Sergio Rossi S.p.A, and (ii) each other Subsidiary of the Company other than those which, when considered individually or in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, provided that (i) such action or omission is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including any reasonable actions taken or refrained from being taken in good faith in response to COVID-19, any COVID-19 Measures or any change in such COVID-19 Measures or interpretations and (ii) such action complies with, in all material respects, all applicable Laws.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as maybe amended from time to time in accordance with the terms therein.

“Outside Date” means the date falling nine (9) months from the date of this Agreement or such other date as mutually agreed in writing by the Company and SPAC.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority or pursuant to applicable Law.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Group Companies), (b) rights of any third parties that are party to or hold an interest in any Contract to which a Group Company is a party, (c) Liens for Taxes and any other charges imposed by a Governmental Authority (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Group Companies), (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Real Property, (e) with respect to any Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property lease, and (iii) any Liens encumbering the real property of which the Real Property is a part, in each case of clauses (i)-(iii), that do not materially interfere with the present use of the Real Property, (f) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Real Property, (g) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (h) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (i) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (j) reversionary rights in favor of landlords under any Real Property with respect to any of the buildings or other improvements owned by the Group Companies, and (k) all other Liens existing as of the date hereof and listed on Section 3.12(a) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means (a) all data and information (whether true or not) that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or device, or (b) all other data or information (whether true or not) that is otherwise protected by any Laws that cover personal information, personal data, personal health data, financial information, device and transaction identifiers, or similar terms.

“PIPE Investment” means the subscription and purchase of PubCo Ordinary Shares pursuant to the PIPE Subscription Agreements.

“Placement Agent Engagement Letter” means the letter agreement dated December 16, 2021, by and among SPAC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Cantor Fitzgerald & Co.

“Plan of Initial Merger” means the plan of merger substantially in the form attached hereto as Exhibit G-1 and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC.

“Plan of Second Merger” means the plan of merger substantially in the form attached hereto as Exhibit G-2 and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC.

“Plan of Third Merger” means the plan of merger substantially in the form attached hereto as Exhibit G-3 and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC.

“Price per Company Share” means US$3.365773.

“Private Placement” means the PIPE Investment and the Forward Purchase Subscriptions.

“Proxy Statement” means the proxy statement forming part of the Joint Proxy Statement/Prospectus filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals.

“PubCo Ordinary Shares” means (i) prior to the PubCo Share Sub-division, ordinary shares of PubCo of a par value US$1.00 each, and (ii) upon the completion of the PubCo Share Sub-division, ordinary shares of PubCo of a par value US$0.000001 each.

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of any Group Company, (b) any director, commissioner or officer of any Group Company, in each case of clauses (a) and (b), excluding any Group Company.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctioned Person” means a Person that is (i) subject to or the target of Sanctions (including any Person that is designated on the list of “Specially Designated Nationals and Blocked Persons” administered by the U.S. Treasury Department’s Office of Foreign Assets Control, “Specially Designated Narcotics Traffickers List”, “Specially Designated Terrorists List”, “Specially Designated Global Terrorists List”, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union), (ii) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region, so-called Donetsk People’s Republic or so-called Luhansk People’s Republic regions of Ukraine), (iii) owned 50% (fifty percent) or more, or controlled, by any of the foregoing, or (iv) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Sanctions” means all trade, economic and financial sanctions laws administered, enacted or enforced from time to time by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. Department of State), (ii) the United Nations, (iii) the United Kingdom (including Her Majesty’s Treasury), (iv) the People’s Republic of China, (v) the European Union, or (vi) the Cayman Islands.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger Consideration” means all of the PubCo Ordinary Shares receivable by the Company Shareholders pursuant to Section 2.3(f).

“Securities Act” means the Securities Act of 1933.

“SEHK” means The Stock Exchange of Hong Kong Limited.

“Shareholder Merger Consideration” means the Initial Merger Consideration and the Second Merger Consideration, as applicable.

“SPAC Accounts Date” means September 30, 2021.

“SPAC Acquisition Proposal” means any proposal or offer from any Person (other than the Company and the Acquisition Entities) relating to, in one transaction or a series of transactions, any “initial business combination” as described under SPAC’s initial public offering prospectus involving SPAC or all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), other than the Transactions.

“SPAC Articles” means the Amended and Restated Memorandum of Association of SPAC, as adopted by special resolution dated January 21, 2021 and effective on January 21, 2021, as amended or restated from time to time.

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value US$0.0001 per share, as defined in the SPAC Articles.

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value US$0.0001 per share, as defined in the SPAC Articles.

“SPAC Fundamental Warranties” means the warranties specified in Section 5.1 (Organization, Good standing and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Authorization), Section 5.4 (Consents; No Conflicts) and Section 5.7 (Brokers).

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, individually or in the aggregate, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any action taken as expressly required by the terms of this Agreement or any other Transaction Documents or at the written request or with the written consent of the Company or PubCo, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (f) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition), or (g) any worsening of the Events referred to in clauses (b), (d) or (e) to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there is a SPAC Material Adverse Effect. Notwithstanding the foregoing, the amount of SPAC Share Redemption, the failure to consummate a portion of the Private Placement or the failure to obtain SPAC Shareholders Approval shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares of SPAC, par value US$0.0001 per share, as defined in the SPAC Articles.

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants.

“SPAC Share Redemption” means the redemption of all or a portion of the SPAC Ordinary Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account pursuant to the election of eligible holders thereof in accordance with the SPAC Articles in connection with the Transaction Proposals.

“SPAC Shareholder” means any holder of any SPAC Shares.

“SPAC Shareholders Approval” means (a) the approval of the Business Combination by Ordinary Resolution (as defined in the SPAC Articles) and the approval of this Agreement, the Plan of Initial Merger in respect of the Initial Merger and the Initial Merger by an affirmative vote of the holders of at least two-thirds of the SPAC Shares as, being present and entitled to do so, vote in person or, where proxies are allowed, by proxy (as determined in accordance with the SPAC Articles) at a SPAC Shareholders’ Meeting duly called by the SPAC Board held for such purpose and (b) the approval of any other Transaction Proposals.

“SPAC Shares” means, collectively, SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Preference Shares.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions and all prior potential business combination transactions that have been evaluated or pursued by or on behalf of SPAC, including (a) all fees (including deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers that are engaged by SPAC or Sponsor, (b) Transfer Taxes, and (c) any and all filing fees to the Governmental Authorities, in each case, in connection with the Transactions and all prior potential business combination transactions that have been evaluated or pursued by or on behalf of SPAC.

“SPAC Unit” means a unit issued in SPAC’s IPO or the exercise of the underwriters’ overallotment option consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant.

“SPAC Warrants” means warrants to acquire SPAC Class A Ordinary Shares.

“Subsidiary” means, with respect to a Person, an entity of which a majority of both the economic interests and voting interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax” or “Taxes” means all federal, state, local, foreign or other taxes or assessments, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, late charges, penalty, or addition thereto.

“Tax Returns” means any returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Private Placement Agreements, the Sponsor Support Deed, the Shareholder Support Deed, the Investor Rights Agreement, the Lock-Up Agreement, the Assignment, Assumption and Amendment Agreement, the Initial Merger Filing Documents, the Second Merger Filing Documents, the Third Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable by the Company Group in connection with the Transactions.

“Warrant Agreement” means the Warrant Agreement, dated as of January 21, 2021, by and between SPAC and the Warrant Agent.

Section 1.2 Other Definitions.

Acquisition Entity	Article V
Agreement	Preamble
Articles of the Surviving Company	Section 2.3(d)
Aspex	Recitals
Assignment, Assumption and Amendment Agreement	Recitals
Cayman Act	Recitals
Change in Recommendation	Section 8.3(b)(ii)
Closing	Section 2.5
Closing Date	Section 2.5
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 8.3(c)(ii)
Company Disclosure Letter	Article III
Company Dissenting Shares	Section 2.8(a)
Company Financial Statements	Section 3.7(a)
Company Non-Recourse Party	Section 11.15
Company Shareholders Approval	Section 3.3
Company Shareholders’ Meeting	Section 8.3(c)(i)
D&O Indemnified Parties	Section 6.6(a)
DLA	Section 11.17(a)
DLA Privileged Communications	Section 11.17(a)
DLA Waiving Parties	Section 11.17(a)
DLA WP Group	Section 11.17(a)
Exchange Agent	Section 2.7(a)
Forward Purchase Investors	Recitals
Forward Purchase Subscriptions	Recitals
Initial Merger	Recitals
Initial Merger Effective Time	Section 2.2(c)
Initial Merger Filing Documents	Section 2.2(c)
Initial PIPE Investors	Recitals
Initial PIPE Subscription Agreements	Recitals
Initial PubCo Holder	Recitals
Intended Tax Treatment	Recitals
Interim Period	Section 6.3(a)
Investor Rights Agreement	Recitals

Lock-Up Agreement	Recitals
Material Contracts	Section 3.11(a)
Merger Sub 1	Preamble
Merger Sub 1 Share	Section 5.2(a)(ii)
Merger Sub 2	Preamble
Merger Sub 2 Share	Section 5.2(a)(iii)
Mergers	Recitals
Party or Parties	Preamble
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Private Placement Agreements	Recitals
Private Placement Investors	Recitals
Proxy/Registration Statement	Section 8.3(a)(i)
PubCo	Preamble
PubCo Articles	Section 6.1(b)
PubCo Board	Recitals
PubCo Share Sub-division	Section 2.1(a)
PubCo Share(s)	Section 5.2(a)(i)
PubCo Warrant	Section 2.2(f)(iii)
Real Properties	Section 3.12(b)
Regulatory Approvals	Section 8.1(a)
Second Merger	Recitals
Second Merger Effective Time	Section 2.3(c)
Second Merger Filing Documents	Section 2.3(c)
Shareholder Litigation	Section 8.6
Shareholder Support Deed	Recitals
Sky Venture	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 8.3(b)(ii)
SPAC Disclosure Letter	Article IV
SPAC Financial Statements	Section 4.6(a)
SPAC Non-Recourse Party	Section 11.15
SPAC SEC Filings	Section 4.12
SPAC Shareholders’ Meeting	Section 8.3(b)(i)
Sponsor	Recitals
Sponsor Support Deed	Recitals
STB	Section 11.17(b)
STB Privileged Communications	Section 11.17(b)
STB Waiving Parties	Section 11.17(b)
STB WP Group	Section 11.17(b)
Surviving Company	Recitals
Third Merger	Recitals
Third Merger Effective Time	Section 2.4(c)
Third Merger Filing Documents	Section 2.4(c)
Transaction Proposals	Section 8.3(a)(i)
Trust Account	Section 11.1
Trust Agreement	Section 4.13
Trustee	Section 4.13
WARN Act	Section 3.14(a)
Warrant Agent	Recitals

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “US$” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Group Companies).

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Second Merger Effective Time shall be construed to mean the Surviving Company and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letters and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which the Parties actually prepared, drafted or requested any term or condition of this Agreement.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Preliminary Closing Actions. At the Closing and immediately prior to the consummation of the Initial Merger:

(a) PubCo Share Sub-division. PubCo shall effect a share sub-division such that each authorized, issued and unissued share of PubCo of a par value of US$1.00 is sub-divided on a 1,000,000:1 basis into 1,000,000 shares of PubCo of a par value US$0.000001 each (the “PubCo Share Sub-division” ).

(b) Transfer of PubCo Shares. Immediately upon the completion of the PubCo Share Sub-division, the Initial PubCo Holder shall, and the Company shall cause the Initial PubCo Holder to, transfer all of the PubCo Shares held by it to Sponsor for nil consideration.

Section 2.2 The Initial Merger.

(a) Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Plan of Initial Merger and Part XVI of the Cayman Act, at the Initial Merger Effective Time, Merger Sub 1 and SPAC shall consummate the Initial Merger, pursuant to which SPAC shall be merged with and into Merger Sub 1, following which the separate corporate existence of SPAC shall cease, and Merger Sub 1 shall continue as the surviving company after the Initial Merger as a wholly-owned subsidiary of PubCo.

(b) Effect of the Initial Merger. At and after the Initial Merger Effective Time, the Initial Merger shall have the effects set forth in this Agreement, the Plan of Initial Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub 1 shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Merger Sub 1 as the surviving company, which shall include the assumption by Merger Sub 1 of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub 1 set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub 1 is a party, and Merger Sub 1 shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of SPAC shall cease.

(c) Execution and Filing of Initial Merger Filing Documents. At the Closing, and immediately prior to the Initial Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, SPAC and Merger Sub 1 shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, the Plan of Initial Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”). The Initial Merger shall become effective at the time when the Plan of Initial Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and SPAC in writing and specified in the Plan of Initial Merger pursuant to the Cayman Act (being not later than the 90th day after registration by the Registrar of Companies of the Cayman Islands) (the “Initial Merger Effective Time”).

(d) Organizational Documents of Merger Sub 1. At the Initial Merger Effective Time, the Organizational Documents of Merger Sub 1, as in effect immediately prior to the Initial Merger Effective Time, shall continue to be the memorandum and articles of association of Merger Sub 1 as the surviving company of the Initial Merger, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(e) Directors and Officers of Merger Sub 1. At the Initial Merger Effective Time, the board of directors and officers of Merger Sub 1 and SPAC shall cease to hold office, and the board of directors and officers of Merger Sub 1 shall be appointed as determined by PubCo, each to hold office in accordance with the Articles of Merger Sub 1 until they are removed or resign in accordance with the Articles of Merger Sub 1 or until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Initial Merger on Issued Securities of SPAC and Merger Sub 1. At the Initial Merger Effective Time, by virtue of and as part of the agreed consideration for the Initial Merger and without any action on the part of any Party or the holders of shares of SPAC or Merger Sub 1:

(i) SPAC Units. Each SPAC Unit outstanding immediately prior to the Initial Merger Effective Time shall (to the extent not already separated) be automatically severed and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be treated in accordance with the applicable terms of this Section 2.2(f).

(ii) SPAC Ordinary Shares. Immediately following the separation of each SPAC Unit in accordance with Section 2.2(f)(i), (A) each Eligible SPAC Share shall automatically be cancelled in exchange for the right to receive a number of newly issued PubCo Ordinary Shares equal to (x) the sum of the aggregate number of Eligible SPAC Shares and the Bonus Pool Size, divided by (y) the aggregate number of Eligible SPAC Shares, subject to rounding pursuant to Section 2.7(f), and shall no longer be outstanding and be cancelled and cease to exist by virtue of the Initial Merger, and (B) each (x) SPAC Class A Ordinary Share other than the Eligible SPAC Shares and (y) SPAC Class B Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be cancelled in exchange for the right to receive one (1) newly issued PubCo Ordinary Share, and shall no longer be outstanding and be cancelled and cease to exist by virtue of the Initial Merger. As of the Initial Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to SPAC.

(iii) SPAC Warrants. Each SPAC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to SPAC Shares and be assumed by PubCo and converted into a warrant to purchase one PubCo Ordinary Share (each, a “PubCo Warrant”). Each PubCo Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Initial Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

(iv) Merger Sub 1 Share. The Merger Sub 1 Share issued and outstanding immediately prior to the Initial Merger Effective Time shall continue existing and constitute the only issued and outstanding share in the capital of Merger Sub 1.

(v) PubCo Shares. All PubCo Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time shall be surrendered by Sponsor and cancelled for no consideration.

(g) Extension of Initial Merger Effective Time. The Parties agree that the Initial Merger Effective Time may be extended with the agreement of the Parties as deemed necessary to comply with or take account of applicable Law, or as may otherwise be agreed by the Parties.

Section 2.3 The Second Merger.

(a) Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Plan of Second Merger and Part XVI of the Cayman Act, at the Second Merger Effective Time, Merger Sub 2 and the Company shall consummate the Second Merger, pursuant to which Merger Sub 2 shall be merged with and into the Company, following which the separate corporate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving company after the Second Merger as a wholly-owned subsidiary of PubCo.

(b) Effect of the Second Merger. At and after the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Plan of Second Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company and Merger Sub 2 shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company as the surviving company, which shall include the assumption by the Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub 2 set forth in this Agreement and the other Transaction Documents to which the Company or Merger Sub 2 is a party, and the Company shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of Merger Sub 2 shall cease.

(c) Execution and Filing of Second Merger Filing Documents. At the Closing, and immediately after the Initial Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the Company and Merger Sub 2 shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands the Plan of Second Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Second Merger effective (the “Second Merger Filing Documents”). The Second Merger shall become effective at the time when the Plan of Second Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and SPAC in writing and specified in the Plan of Second Merger pursuant to the Cayman Act (being not later than the 90th day after registration by the Registrar of Companies of the Cayman Islands) (the “Second Merger Effective Time”).

(d) Organizational Documents of the Surviving Company. At the Second Merger Effective Time, the Company Articles in effect immediately prior to the Second Merger Effective Time shall be amended and restated in the form of the amended and restated memorandum and articles of association of the Company attached hereto as Exhibit H-1 (the “Articles of the Surviving Company”), and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(e) Directors and Officers of the Surviving Company. At the Second Merger Effective Time, the board of directors and officers of Merger Sub 2 shall cease to hold office, and the board of directors and officers of the Surviving Company shall be appointed as determined by PubCo, each to hold office in accordance with the Articles of the Surviving Company until they are removed or resign in accordance with the Articles of the Surviving Company or until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Second Merger on Issued Securities of the Company and Merger Sub 2. At the Second Merger Effective Time, by virtue of and as part of the agreed consideration for the Second Merger and without any action on the part of any Party or the holders of securities of the Company or Merger Sub 2:

(i) Company Ordinary Shares, Company Non-Voting Shares and Company Preferred Shares. Each Company Ordinary Share, Company Non-Voting Ordinary Share and Company Preferred Share issued and outstanding immediately prior to the Second Merger Effective Time (other than any Company Dissenting Shares) shall automatically be cancelled in exchange for the right to receive, such number of newly issued PubCo Ordinary Shares that is equal to the Company Exchange Ratio, subject to rounding pursuant to Section 2.7(f), and shall no longer be outstanding and be cancelled and cease to exist by virtue of the Second Merger. As of the Second Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Company.

(ii) Company Dissenting Shares. Each Company Dissenting Share shall automatically be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments as set forth in Section 2.8 below, being the fair value for such Company Dissenting Share and such other rights as such holder may be entitled under the Cayman Act.

(iii) Merger Sub 2 Share. The Merger Sub 2 Share issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be converted into one ordinary share of the Surviving Company, which ordinary share shall constitute the only issued and outstanding share in the share capital of the Surviving Company.

(g) Extension of Second Merger Effective Time. The Parties agree that the Second Merger Effective Time may be extended with the agreement of the Parties as deemed necessary to comply with or take account of applicable Law, or as may otherwise be agreed by the Parties.

Section 2.4 The Third Merger.

(a) Third Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Plan of Third Merger and Part XVI of the Cayman Act, at the Third Merger Effective Time, Merger Sub 1 and the Surviving Company shall consummate the Third Merger, pursuant to which Merger Sub 1 shall be merged with and into the Surviving Company, following which the separate corporate existence of Merger Sub 1 shall cease and the Surviving Company shall continue as the surviving entity after the Third Merger.

(b) Effect of the Third Merger. At and after the Third Merger Effective Time, the Third Merger shall have the effects set forth in this Agreement, the Plan of Third Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Third Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Surviving Company and Merger Sub 1 shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Surviving Company as the surviving entity, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Company and Merger Sub 1 set forth in this Agreement and the other Transaction Documents to which the Company or Merger Sub 1 is a party, and the Surviving Company shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of Merger Sub 1 shall cease.

(c) Execution and Filing of Third Merger Filing Documents. At the Closing, and immediately after the Second Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the Surviving Company and Merger Sub 1 shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands the Plan of Third Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Third Merger effective (the “Third Merger Filing Documents”). The Third Merger shall become effective at the time when the Plan of Third Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and SPAC in writing and specified in the Plan of Third Merger pursuant to the Cayman Act (being not later than the 90th day after registration by the Registrar of Companies of the Cayman Islands) (the “Third Merger Effective Time”).

(d) Organizational Documents of the Surviving Company. At the Third Merger Effective Time, the Articles of the Surviving Company adopted pursuant to the Second Merger shall remain the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with the terms thereof and the Cayman Act.

(e) Directors and Officers of the Surviving Company. At the Third Merger Effective Time, the board of directors and officers of Merger Sub 1 shall cease to hold office, and the board of directors and officers of the Surviving Company appointed pursuant to the Second Merger shall remain in office in accordance with the Articles of the Surviving Company until they are removed or resign in accordance with the Articles of the Surviving Company or until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Third Merger on Issued Securities of the Surviving Company and Merger Sub 1. At the Third Merger Effective Time, by virtue of and as part of the agreed consideration for the Third Merger and without any action on the part of any Party or the holders of securities of the Surviving Company or Merger Sub 1:

(i) Surviving Company Ordinary Share. The ordinary share of the Surviving Company issued and outstanding immediately prior to the Third Merger Effective Time shall be cancelled and cease to exist by virtue of the Third Merger.

(ii) Merger Sub 1 Share. The Merger Sub 1 Share issued and outstanding immediately prior to the Third Merger Effective Time shall automatically be converted into one ordinary share of the Surviving Company, which ordinary share shall constitute the only issued and outstanding share in the share capital of the Surviving Company.

(g) Extension of Third Merger Effective Time. The Parties agree that the Third Merger Effective Time may be extended with the agreement of the Parties as deemed necessary to comply with or take account of applicable Law, or as may otherwise be agreed by the Parties.

Section 2.5 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by exchange of electronic documents and signatures in accordance with Section 11.17 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.6 Closing Deliverables. At the Closing:

(a) the Company shall deliver or cause to be delivered to SPAC, (i) an instrument of transfer in the form of Exhibit J hereto with respect to the PubCo Shares, duly executed by the Initial PubCo Holder, and (ii) a certificate signed by a duly authorized signatory of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2 have been fulfilled (other than any such condition that has been duly waived by SPAC);

(b) SPAC shall deliver or cause to be delivered to the Company a certificate signed by a duly authorized signatory of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3 have been fulfilled (other than any such condition that has been duly waived by the Company).

(c) PubCo shall deliver or cause to be delivered to SPAC:

(i) (A) a copy of the resolutions of the PubCo Board, certified by an authorized signatory of PubCo, evidencing the authorization by the PubCo Board of the execution, delivery and performance of this Agreement and the other Transaction Documents to which PubCo is a party and the consummation of the transactions contemplated hereby and thereby, including (i) the PubCo Share Sub-Division and (ii) registration of the transfer of the PubCo Shares by the Initial PubCo Holder to Sponsor, in each case effective no later than the Closing; and (B) a copy of the resolutions of the shareholder of PubCo, certified by an authorized signatory of PubCo, evidencing the shareholder’s approval of the PubCo Share Sub-Division.

(ii) a copy of the updated register of directors of PubCo, dated as of the Closing Date and certified by an authorized signatory of PubCo, evidencing the composition of the PubCo Board as set forth in Section 6.5(a);

(iii) a copy of the updated register of members of PubCo, dated as of the Closing Date and certified by an authorized signatory of PubCo, evidencing (i) the PubCo Share Sub-division, (ii) the transfer of the PubCo Shares from the Initial PubCo Holder to Sponsor, and (iii) the surrender of the PubCo Shares by Sponsor and the cancellation of the PubCo Shares existing immediately prior to the Initial Merger; and

(d) PubCo shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses and (ii) all accrued and unpaid SPAC Transaction Expenses, each as set forth on a written statement to be delivered to PubCo by or on behalf of the Company and SPAC, respectively, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof.

Section 2.7 Disbursement of Shareholder Merger Consideration.

(a) Prior to the Initial Merger Effective Time, PubCo shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to SPAC and the Company (in such capacity, the “Exchange Agent”), for the purpose of distributing to each Company Shareholder and SPAC Shareholder the Shareholder Merger Consideration payable to such Company Shareholder or SPAC Shareholder (as applicable).

(b) At the Closing, PubCo shall instruct the Exchange Agent to deliver the applicable Shareholder Merger Consideration to the Company Shareholders and SPAC Shareholders pursuant to this Article II, and to deliver the amount of any such dividends or other distributions with a record date after the Second Merger Effective Time or the Initial Merger Effective Time, as applicable, theretofore paid with respect to such Shareholder Merger Consideration.

(c) Notwithstanding any other provision of this Section 2.7, any obligation on PubCo under this Agreement to issue PubCo Ordinary Shares to (i) SPAC Shareholders entitled to receive PubCo Ordinary Shares or (ii) Company Shareholders entitled to receive PubCo Ordinary Shares shall be satisfied by PubCo instructing the Exchange Agent to deliver such PubCo Ordinary Shares in accordance with Section 2.7(b), to the extent and effect that each SPAC Shareholder and Company Shareholder shall hold such PubCo Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be) will be the holder of record of such PubCo Ordinary Shares.

(d) After the Initial Merger Effective Time, the register of members of SPAC shall be closed, and thereafter there shall be no further registration on the register of members of SPAC of transfers of SPAC Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time. After the Second Merger Effective Time, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Company of transfers of Company Shares that were issued and outstanding immediately prior to the Second Merger Effective Time.

(e) Notwithstanding anything to the contrary contained herein, none of the Surviving Company, PubCo or any other Party or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded down to the nearest whole PubCo Ordinary Share.

(g) The Parties shall procure any evidence or certificate of the PubCo Ordinary Shares issued to any Company Shareholder shall bear a legend substantially identical to the following:

“The securities may not be Transferred prior to the earlier of (x) the date that is 180 days after the Closing Date, and (y) the date on which Lanvin Group Holdings Limited 复朗集团(“PubCo”) completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo securities for cash, securities or other property. Notwithstanding the foregoing, in the case of any conflict between the terms hereof and the terms in any Lock-Up Agreement (as defined in the Business Combination Agreement) between PubCo and the holder of the securities, the terms in such Lock-Up Agreement shall prevail with respect to the securities.

‘Business Combination Agreement’ means the Business Combination Agreement, dated as of March 23, 2022, by and among PubCo and certain other parties thereto.

‘Transfer’ means the (i) loan, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge or otherwise encumber, grant of any option or warrant to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).”

Section 2.8 Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, Company Shares that are issued and outstanding immediately prior to the Second Merger Effective Time and that are held by Company Shareholders who have complied with all of the requirements of Section 238 of the Cayman Act prior to the vote on the Second Merger (the “Company Dissenting Shares”) shall not be converted into, and such Company Shareholders shall have no right to receive, the applicable Second Merger Consideration unless and until such Company Shareholder does not elect to dissent in accordance with Section 238(5) of the Cayman Act or withdraws such notice (to the extent permissible by law), thereupon the Company Shares owned by that Company Shareholder shall (i) no longer be deemed to be Company Dissenting Shares and (ii) be cancelled and cease to exist in exchange for, as of the Second Merger Effective Time, the right to receive the applicable Second Merger Consideration under Section 2.3(f)(i) in the manner provided in Section 2.7(d).

(b) Prior to the Closing, the Company shall give PubCo and SPAC prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company shall have control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a Company Shareholder of its rights to dissent from the Second Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands); provided that the Company shall promptly inform and consult with SPAC with respect to its plans on any such negotiations and proceedings reasonably in advance and consider SPAC’s comments thereon in good faith.

Section 2.9 Withholding. Each of PubCo, the Surviving Company, SPAC, Merger Sub 1 and Merger Sub 2, their Affiliates and Representatives, and any other withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by the Surviving Company, SPAC or the Acquisition Entities (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby warrants to SPAC the following:

Section 3.1 Organization, Good Standing and Qualification. Each Group Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Group Company is duly licensed (to the extent required) and in good standing (to the extent such concept is applicable in such Group Company’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in such Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date hereof, the Company has made available to SPAC true and complete copies of the Company Articles, the Company Shareholders’ Agreement and the Organizational Documents of each other Group Company, including all amendments thereto, as in effect as of the date of this Agreement.

Section 3.2 Capitalization and Voting Rights.

(a) The organization chart of the Group and the particulars of each Group Company contained in Section 3.2(a) of the Company Disclosure Letter are true, accurate and complete.

(b) The validly issued share capital, registered capital or charter capital of each Group Company as of the date of this Agreement is set forth in Section 3.2(b) of the Company Disclosure Letter. All Equity Securities of each Group Company that are issued and outstanding (A) have been duly authorized, validly issued and are, except as disclosed in Section 3.2(b) of the Company Disclosure Letter, fully paid, (B) were issued, in compliance in all material respects with applicable Law, and (C) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no other authorized, outstanding or issued Equity Securities of any Group Company; (ii) no Group Company is obligated to issue, sell or transfer any Equity Securities of such Group Company other than (A) pursuant to the BF ESOP and (B) Equity Securities of the Company issuable upon conversion of the Company Preferred Shares; (iii) other than the Company Shareholders’ Agreement, no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company; (iv) no Group Company has granted any registration rights or information rights (other than under the Company Shareholders’ Agreement) to any other Person, nor is any Group Company obliged to list any of its Equity Securities on any securities exchange; (v) there are no phantom shares and there are no voting or similar agreements entered into by a Group Company which relate to the share capital, registered capital or charter capital of such Group Company; (vi) no Group Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Group Company on any matter or any agreements to issue such bonds, debentures, notes or other obligations; (viii) there are no Liens on Equity Securities of any Group Company or any arrangements or obligations to create any such Liens; and (iv) no Group Company has any equity-based compensation or incentive, purchase or participation plans.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth detailed information with respect to each outstanding BF Award, including, with respect to each BF Award, as applicable, (i) the holder thereof, (ii) the details of the economic beneficiary interest corresponding to shares of BF underlying such BF Award, and (iii) the exercise price. The consummation of the Transactions will not accelerate or otherwise affect the vesting or exercisability of any BF Award.

(e) Except as set forth in Section 3.2(e) of the Company Disclosure Letter, no Group Company owns, directly or indirectly, any interest in or has agreed to acquire, any interest, Equity Securities or other securities in any Person, and no Group Company is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. All the historical changes to the share capital of each of the Group Companies and historical transfers of equity interest in each of the Group Companies were, in all material respects, made in compliance with the applicable Laws.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Letter, no Person (including any holder of Equity Securities in the Company or any other Group Company) has the right to (whether pursuant to any Contract, Organizational Document or otherwise) require any Group Company to (i) issue any Equity Securities, or transfer or acquire any Equity Securities or other assets of any Person, (ii) declare or pay any dividends or make any other distribution of, or any payment out of, any Group Company’s assets (whether by dividends, liquidation or otherwise), or (iii) assume, guarantee or otherwise acquire the liabilities of any Person, except for, in the case of sub-section (i) above, the right for the holders of Equity Securities of the Company to receive Equity Securities of PubCo in such amounts and of such types as specified in Section 2.3(f) and otherwise on the terms and conditions specified in this Agreement.

Section 3.3 Authorization. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of the Company Shareholders Approval. Except for the Company Shareholders Approval , all corporate actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations hereunder and thereunder (including any board approval in accordance with Article 25.2(a) of the Company Articles) have been taken prior to the execution and delivery of this Agreement, subject to the filing of the Second Merger Filing Documents. This Agreement and the other Transaction Documents to which the Company is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The only votes of holders of any class or series of share capital of the Company necessary to approve and adopt this Agreement and the Transactions contemplated hereby are (i) the approval and adoption of this Agreement and the Transactions contemplated hereby by an Ordinary Resolution (as defined in the Company Articles), (ii) the approval and adoption of the amendment of the Company Articles as contemplated by Section 6.1(a) by a Special Resolution (as defined in the Company Articles), (iii) a consent from all of the Investors (as defined in the Company Articles) for exempting the Transactions from Article 10 (Anti-Dilution Protection) of the Company Articles, (iv) a Company Preferred Shareholders Consent for exempting the Transactions from Section 1.1 (Liquidation Rights) and Section 1.3 (Conversion Rights) of Schedule I of the Company Articles, and (v) the approval and adoption of the Plan of Second Merger by a Special Resolution (as defined in the Company Articles) (collectively, the “Company Shareholders Approval”). No Group Company has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any Person to enter into any Contract or commitment or to do anything on its behalf, other than any authority to its employees, officers, agents, advisors and consultants to enter into routine trading Contracts in the Ordinary Course of their duties and the business of the respective Group Companies.

Section 3.4 Consents; No Conflicts. Assuming the warranties in Article IV are true and correct, except (a) as otherwise set forth in the Company Disclosure Letter, (b) for the Company Shareholders Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands (including the filing of the Plan of Second Merger and such other documents with the Cayman Islands Registrar of Companies in accordance with the Cayman Act), the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, (d) as required by HSR Act, and (e) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of any Group Company and any of its Affiliates, have been duly obtained or completed (as applicable) and are in full force and effect as of the date of this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) (assuming compliance with the matters referred to in clauses (a) through (d) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, (C) any applicable Law or public privacy policy, (D) any Material Contract, or (ii) result in the creation of any Lien upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities laws, this Agreement, the Company Articles and Permitted Liens, except in the case of sub-clauses (A), (C), and (D) of clause (i), as would not have a Company Material Adverse Effect.

Section 3.5 Compliance with Laws; Permits. Except as disclosed in Section 3.5 of the Company Disclosure Letter:

(a) No Group Company is in violation of any applicable Law in any material respect. The business of each Group Company as currently conducted and as planned to be conducted are in compliance with all applicable Laws in all material respects and to the Knowledge of the Company, no Group Company has received any notice from any Governmental Authority or, is under investigation, in each case with respect to a material violation of any applicable Law.

(b) Each Group Company has obtained all material Permits necessary for the business as currently conducted. No such Permit contains any burdensome restrictions or conditions, and each such Permit is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default under any such Permit in any material respects, and, to the Knowledge of the Company, there is no Action by any Governmental Authority pending against any Group Company that would likely result in the revocation, withdrawal, suspension, cancellation or termination of any such Permit which would have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, since January 1, 2019, none of the Group Companies has received any letter or other written communication from and there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Permit issued to any Group Company or (ii) the need for compliance or remedial actions in respect of the activities carried out by any the Group Company, which revocation, suspension, compliance or remedial actions (or the failure of any Group Company to undertake them) would have a Company Material Adverse Effect.

(d) None of the Group Companies, or their respective officers, directors or, nor to the Knowledge of the Company, their respective Affiliates, employees or agents acting for or on behalf of the Company: (i) in connection with the operations or dealings of the Company has offered, promised, provided, or authorized the provision of any money or anything of value, directly or indirectly, to any Government Official or any other Person to influence official action or secure an improper commercial advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer; (ii) in connection with the operations or dealings of the Company has otherwise violated any applicable Anti-Corruption Laws or has taken any action that would constitute a violation, or implicate a violation, or implicate any other Person in violation of any Anti-Corruption Laws; (iii) is a Government Official; (iv) is a Sanctioned Person; or (v) has engaged in, or is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, or has otherwise violated Sanctions; and no Action relating to any actual or alleged violation by the Company of applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions is pending or, to the Knowledge of the Company, threatened.

(e) Each Group Company has maintained accurate books and records in accordance with the Anti-Corruption Laws and generally accepted accounting principles. Furthermore, each Group Company has in place and has adhered to policies and procedures designed to prevent its directors, officers, employees, contractors, sub-contractors, service providers, agents and intermediaries from undertaking any activity, practice or conduct relating to the business of the Company that would constitute a violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(f) No Government Official or Governmental Authority presently owns an interest, whether direct or indirect, in any Group Company or has any legal or beneficial interest in any Group Company or to payments made to any Group Company hereunder.

(g) No Group Company is a party to any agreement, arrangement or concerted practice or is or has been carrying on any practice which could reasonably be expected to contravene or which reasonably could be expected to be invalidated by any anti-trust, fair trading, dumping, state aid, consumer protection or similar laws or regulations in any jurisdiction.

Section 3.6 Tax Matters.

(a) All material Tax Returns required to be filed with respect to each Group Company have been duly and timely filed by such Group Company within the requisite period and completed on a proper basis in accordance with the applicable Laws, and are up to date and correct in all material respects. No material deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Governmental Authority, and no dispute relating to any Tax Returns with any such Governmental Authority is outstanding or, to the Knowledge of the Company, contemplated. Each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all material Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party. Each Group Company is in compliance with all applicable Laws with respect to transfer pricing (including record-keeping and documentation requirements) in all material respects.

(b) No Group Company has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes, which waiver or agreement remains in force.

(c) No Group Company is a tax resident of a jurisdiction other than its jurisdiction of incorporation. No written claim has been received by the Company in a jurisdiction where the Group Company does not file Tax Returns that any Group Company is or may be subject to material taxation liability by that jurisdiction.

(d) The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to materially exceed the recorded liability therefor in the most recent balance sheet in the Company Financial Statements. Since the Company Accounts Date, no Group Company has incurred any material liability for Taxes outside the Ordinary Course or otherwise materially inconsistent with past practice.

(e) Within five years prior to the date hereof and to the Knowledge of the Company, no Group Company has been or is the subject of any examination or investigation by any Governmental Authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of U.S. Treasury Regulation § 1.1502-6, contract, successor liability or otherwise.

(f) All Tax credits and Tax holidays enjoyed by the Group Company established under applicable Laws since its establishment have been in compliance with in all material respects and is not, to the Knowledge of the Company, subject to material reduction, revocation, cancellation or any other material changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority. No Group Company has taken any action or been a party to a transaction the primary purpose of which is the evasion of Taxes in violation of applicable Laws in any material respect.

(g) There are no liens for Taxes upon any property or assets of any Group Company or any of its Subsidiaries, except for Permitted Liens.

(h) No private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Group Company for any taxable year incurring, or potentially incurred a material liability for Taxes for which the statute of limitations has not yet expired.

(i) No claim has ever been made by a Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns that relevant Group Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been fully resolved, and, to the Knowledge of the Company, there is no basis for any such claim to be made.

Section 3.7 Financial Statements.

(a) The Company has delivered to SPAC the audited consolidated balance sheet of the Company as of December 31, 2020, and the audited consolidated statements of income and profit and loss, changes in equity and cash flows, for the fiscal years then ended, in each case audited in accordance with PCAOB standards and including the notes thereto and will, by no later than May 31, 2022, deliver to SPAC the audited consolidated balance sheet of the Company as of December 31, 2021, and the audited consolidated statements of income and profit and loss, changes in equity and cash flows, for the fiscal years then ended, in each case audited in accordance with PCAOB standards and including the notes thereto (together, the “Company Financial Statements”). The Company Financial Statements (a) have been prepared in accordance with the books and records of the Group Companies, (b) are true, correct and complete and fairly present in all material respects the financial condition and position as of the dates indicated therein and the results of operations of the Group Companies for the periods indicated therein, (c) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved and (d) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X).

(b) The Group Companies maintain a system of internal accounting controls which the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability in all material respects, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(c) Since January 1, 2020, none of the Founding Shareholder (as defined in the Company Articles) or the Company Board has been made aware in writing of (i) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which materially violate applicable Law. Since January 1, 2020, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.8 Absence of Changes. Since the Company Accounts Date, (a) each Group Company has (i) operated its principal business in the Ordinary Course in all material respects, (ii) used its reasonable best efforts to preserve its business in all material respects and (iii) collected receivables and paid payables and similar obligations in the Ordinary Course in all material respects; and (b) there has not been any Company Material Adverse Effect.

Section 3.9 Actions.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, no Group Company (or any Person for whose acts or defaults a Group Company may be vicariously liable) is involved whether as claimant or defendant or other party in any Action where amounts claimed against the Group Companies exceed US$1,000,000 (other than as claimant in the collection of debts arising in the Ordinary Course, none of which is material to the business of the Group Companies), or would otherwise materially affect the business, assets or properties of such Group Company.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Letter, there is no such Action pending or, to the Knowledge of the Company, threatened by or against any Group Company (or any Person for whose acts or defaults a Group Company may be vicariously liable) where amounts claimed against the Group Company exceed US$1,000,000, or would otherwise be reasonably expected to materially affect the business, assets or properties of such Group Companies.

(c) Except as set forth in Section 3.9(c) of the Company Disclosure Letter, no Group Company is subject to any continuing Governmental Order where amounts of claim against the Group Companies exceed US$500,000, nor is in default under any Governmental Order in any material respects.

Section 3.10 Liabilities. Except as set forth in Section 3.10 of the Company Disclosure Letter, no Group Company has any Liabilities except for (i) Liabilities set forth in the Company Financial Statements that have not been satisfied since the Company Accounts Date, and (ii) current Liabilities incurred since the Company Accounts Date in the Ordinary Course which do not exceed US$3,500,000 in the aggregate. Except for the Indebtedness incurred in the Ordinary Course, none of the Group Companies has any material Indebtedness that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, and none of the Group Companies is a guarantor or indemnitor of any liabilities of any other Person (other than a Group Company).

Section 3.11 Material Contracts.

(a) For purposes hereof, “Material Contracts” means, collectively, any Contract to which a Group Company or any of its properties or assets is bound or subject to that (i) involves obligations (contingent or otherwise) or payments in excess of US$1,000,000 or has an unexpired term in excess of three (3) years, (ii) is a material agreement relating to Intellectual Property or IT Assets (other than generally available “off-the-shelf” shrink wrap software licenses obtained by the Group on non-exclusive basis and non-negotiated terms), (iii) involves any provisions providing for exclusivity, non-compete, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights against any Group Company for a term in excess of one (1) year, or (iv) involves a sharing of profits or losses. Section 3.11(a) of the Company Disclosure Letter contains a true and correct list of all Material Contracts, and true, correct and complete copies of such Material Contracts have been delivered or made available to SPAC prior to the date hereof.

(b) Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, and is in full force and effect and enforceable against the parties thereto. Each Group Company has duly performed all of its obligations in all material respects under each Material Contract to the extent that such obligations to perform have accrued, and there is no existing default or breach by any Group Company under such Material Contracts in any material respects. To the Knowledge of the Company, no Group Company has given written notice that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract, and no Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

Section 3.12 Title; Properties.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, all assets included in the Company Financial Statements or acquired by any of the Group Companies or which have otherwise arisen since the Company Accounts Date, other than any assets disposed of or realized in the ordinary and usual course of business:

(i) are assets in which the Group Companies have lawful ownership rights or leasehold interest;

(ii) are, where capable of possession, in the possession or under the control of the relevant Group Company;

(iii) are free from Liens other than Permitted Liens;

(iv) are not the subject of any factoring arrangement, conditional sale or credit agreement;

(v) collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Group Company as presently conducted.

(b) The use by a Group Company of real property that the Group Companies own or have legal or equitable title, leasehold interest or other right or interest (the “Real Properties”) is in compliance with all applicable Laws in all material respects, including all applicable building codes, environmental, zoning, subdivision, and land use laws. To the Knowledge of the Company, none of the Group Companies has received notice from any Governmental Authority advising it of a violation (or an alleged violation) of any such applicable Law.

(c) None of the Group Companies uses any Real Property in conduct of its business in the Ordinary Course except insofar as it holds valid land use rights, building ownership or has secured a lease with respect thereto. No material default on the part of any Group Company or event which, with the giving of notice or passage of time or both, would constitute a Company Material Adverse Effect, has occurred and continue to be unremedied or unwaived under the terms of any of the land use rights or the leases.

(d) There exists no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain proceedings, confiscation, dispute, claim, demand or similar proceeding with respect to, or which could affect, the continued use and enjoyment of any Real Property.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Letter lists all material Intellectual Property registrations and applications owned by or licensed to the Group Companies. All of such material Intellectual Property registrations and applications and all material unregistered proprietary Intellectual Property that are owned by the Group Companies are free and clear of all Liens other than Permitted Liens. All of such registrations and applications are subsisting and unexpired, all fees and filings required to maintain and renew same have been made, and to the Knowledge of the Company, all of same are valid and enforceable.

(b) The conduct of the business of the Group Companies does not infringe, misappropriate, dilute or violate the Intellectual Property of any other Person in all material respects and to the Knowledge of the Company, no Person is Infringing the Intellectual Property of the Group Companies in a manner that is material to the Group Companies taken as a whole.

(c) All Persons who created or invented material Intellectual Property on behalf of the Group Companies have assigned to the Group Companies in writing all of their rights in same that do not vest initially in such entities by operation of law.

(d) The Group Companies comply in all material respects with all applicable Laws and binding industry standards. The IT Assets used in the business of the Group Companies function in accordance with their specifications in all material respects and are free of material viruses, defects, malware and other corruptants. The Group Companies take all reasonable actions to protect the integrity, continuous operation and security of the IT Assets used in their business as presently conducted (and all data, including Personal Data, processed thereby), and there have been no material breaches, outages, violations or unauthorized uses of or, to the Knowledge of the Company, unauthorized access to the foregoing.

Section 3.14 Labor and Employment Matters.

(a) Each of the Group Companies is in material compliance with all applicable Laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) (the “WARN Act”), the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, withholding and payment of employment taxes, and the proper classification of individuals as nonemployee contractors or consultants. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, none of the Group Companies has closed any site of employment or implemented any group terminations or layoffs of employees sufficient to trigger the notice requirements of the WARN Act, or implemented any early retirement, separation or window program within the past three years, nor has any Group Company planned or announced any such action or program for the future. Each Group Company has satisfied their payment obligations with respect to all wages, severance, allowances, commissions and other compensation required to be paid under any labor contract or applicable Law to the current and former employees and third party contractors of the Group Companies in all material respects.

(b) All Benefit Plans of the Group Companies are and have at all times been maintained in compliance with all applicable Laws in all material respects and have been sufficiently funded by the relevant Group Companies. Each Group Company is in compliance with all applicable Laws and Contracts in all material respects relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws and Contracts.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Letter: (x) there has not been, and to the Knowledge of the Company, there is not now pending or threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company; and (y) no Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written Contract, commitment or arrangement with any labor union or any collective bargaining agreements. To the Knowledge of the Company, there are no pending or threatened Actions, charges, complaints, material grievance, audit, investigation, or inquiry by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Group Companies’ employees, or otherwise concerning labor and employment matters with respect to any Group Company, except for such Actions that would not, individually or in the aggregate, be expected to be material to the Group Companies. To the Knowledge of the Company, no Group Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(d) Section 3.14(d) of the Company Disclosure Letter sets out a true, correct and complete description of all Company Transaction Bonus arrangements in existence or contemplated as of the date hereof. Except as set forth in Section 3.14(d) of the Company Disclosure Letter, the consummation of the Transactions will not give rise to any liability for severance pay, unemployment compensation or termination pay becoming due, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director or shareholder of the Group Companies, or any obligation to pay any Company Transaction Bonus.

Section 3.15 Effect of Investment. To the Knowledge of the Company, neither the entry into, nor compliance with, nor completion of the transactions contemplated by this Agreement nor the entry into, compliance with, or completion of the transactions contemplated by any of the other Transaction Documents will, or would be reasonably expected to cause any Group Company to lose the benefit of any contractual right or privilege it presently enjoys, or result in a breach of, or give any third party a right to terminate or vary, or result in any Lien under, any contract or arrangement to which any Group Company is a party and which would have a Company Material Adverse Effect.

Section 3.16 Brokers. Except as set forth in Section 3.16 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Group Company.

Section 3.17 Joint Proxy Statement/Prospectus. The information supplied by the Company in writing specifically for inclusion in the Joint Proxy Statement/Prospectus shall not, at (a) the time the Joint Proxy Statement/Prospectus is declared effective, (b) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.18 Insolvency. Except as set forth in Section 3.18 of the Company Disclosure Letter:

(a) no Group Company is insolvent or unable to pay its debts, including its future and prospective debts incurred in the Ordinary Course, or is in liquidation under the law of the jurisdiction in which it is incorporated or other applicable Laws;

(b) no petition has been presented, application made, proceedings commenced, resolution passed or meeting convened for the termination, liquidation, bankruptcy or dissolution of any Group Company nor any process been commenced whereby the business of any Group Company is terminated and the assets of any Group Company are distributed amongst the creditors or shareholders or other contributories of the Group Company or whereby the affairs, business or assets of any Group Company are managed by a person appointed for the purpose by a court, governmental agency or similar body or by any creditor or the Group Company itself, nor has any such order or relief been granted or appointment made, and there are no cases or proceedings under any applicable Laws with respect to insolvency, reorganisation, or related matters in any jurisdiction concerning any Group Company, and to the Knowledge of the Company, no events have occurred which, under the law of the jurisdiction in which it is incorporated or other applicable Laws, would justify any such cases or proceedings;

(c) no liquidator, trustee, supervisor, nominee, custodian or similar official and no liquidation committee or similar body have been appointed in respect of the whole or any part of the business or assets of any Group Company nor has any step been taken for or with a view to the appointment of such a person or body nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made; and

(d) no ruling declaring the insolvency of any Group Company has been made and no public announcement in respect of the same has been pronounced by a court of the jurisdiction in which it is incorporated.

Section 3.19 Environmental Matters. Except as would not have a Company Material Adverse Effect, the Group Companies are in compliance with the applicable Environmental Laws in the respective jurisdictions where they conduct their business.

Section 3.20 Insurance. Each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the Ordinary Course in the industries and geographies in which the Group Companies operate. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid as of the date of this Agreement, except as would not have a Company Material Adverse Effect.

Section 3.21 Related Party Transactions. Except for written employment agreements made available to SPAC prior the date hereof and except as set forth in Section 3.21 of the Company Disclosure Letter, the Group Companies have not engaged in any transactions with Related Parties that would be required to be disclosed in the Joint Proxy Statement/Prospectus.

Section 3.22 No Outside Reliance. Notwithstanding anything contained in this Agreement, the Company has made its own investigation of SPAC and that neither SPAC nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by SPAC in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the SPAC Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement or otherwise) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of SPAC or the SPAC Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of SPAC are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE IV

WARRANTIES OF SPAC

Except as set forth in (i) the SPAC SEC Filings (excluding any risk factors or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), SPAC hereby represents and warrants to the Company the following:

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a SPAC Material Adverse Effect. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, a true and complete copy of the SPAC Articles.

Section 4.2 Capitalization and Voting Rights.

(a) The validly issued share capital of SPAC as of the date of this Agreement is set forth in Section 4.2(a) of the SPAC Disclosure Letter which sets forth, as of the date of this Agreement, the following (on an aggregate, and not holder-by-holder, basis): (i) issued and outstanding SPAC Ordinary Shares, by class or series; (ii) issued and outstanding SPAC Preference Shares; and (iii) warrants and other share purchase rights, if any. All SPAC Shares that are issued and outstanding (i) have been duly authorized and have been validly issued and are non-assessable and fully paid, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) Except as set forth in Section 4.2(b) of the SPAC Disclosure Letter, (i) there are no authorized, outstanding or issued Equity Securities of SPAC; (ii) SPAC is not obligated to issue, sell or transfer any Equity Securities of SPAC; (iii) other than the SPAC Articles, SPAC is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Securities of SPAC; (iv) SPAC has not granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by SPAC which relate to the share capital, registered capital or charter capital of SPAC; and (vi) SPAC has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the SPAC Shareholders on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c) SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(d) SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.3 Authorization. SPAC has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of SPAC Shareholders Approval. All corporate actions on the part of SPAC necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board approval) have been taken, subject to (a) obtaining SPAC Shareholders Approval and (b) the filing of the Initial Merger Filing Documents. This Agreement and the other Transaction Document to which SPAC is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of SPAC, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.4 Consents; No Conflicts. Assuming the warranties in Article III and Article V are true and correct, except (a) as otherwise set forth in the SPAC Disclosure Letter, (b) for the SPAC Shareholders Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands (including the filing of the Plan of Initial Merger and such other documents with the Cayman Islands Registrar of Companies in accordance with the Cayman Act), the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby will not (i) (assuming compliance with the matters referred to in clauses (a) through (d) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of SPAC, (C) any applicable Law or public privacy policy, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Lien upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Articles, except in the case of sub-clauses (A), (C), and (D) of clause (i), as would not have a SPAC Material Adverse Effect.

Section 4.5 Tax Matters. All material Tax Returns required to be filed by or with respect to SPAC have been duly and timely filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been or will be paid in a timely fashion or have been accrued for on the financial statements of SPAC. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by, and no notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding. No material claim that is currently outstanding has been made by a Tax authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction. SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.6 Financial Statements; Investment Company.

(a) The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC).

(b) SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course, (ii) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (iii) the SPAC Transaction Expenses, and (iv) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.6(d) of the SPAC Disclosure Letter.

(e) To the Knowledge of SPAC, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.7 Related Party Transactions. Except as set forth in Section 4.7 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Joint Proxy Statement/Prospectus.

Section 4.8 Absence of Changes. Since the SPAC Accounts Date, (a) SPAC has operated its business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course, and (b) there has not been any SPAC Material Adverse Effect. SPAC has used commercially reasonable efforts to preserve intact the present business organizations of SPAC.

Section 4.9 Actions. Except as set forth in Section 4.9 of the SPAC Disclosure Letter or as would not have a SPAC Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of SPAC, threatened against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10 Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 4.11 Joint Proxy Statement/Prospectus. The information supplied by SPAC in writing specifically for inclusion in the Joint Proxy Statement/Prospectus shall not, at (a) the time the Joint Proxy Statement/Prospectus is declared effective, (b) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.12 SEC Filings. SPAC has timely (after taking into consideration all applicable extensions) filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13 Trust Account. As of the date of this Agreement, SPAC has at least US$414,000,000 in the Trust Account being held in accordance with the Investment Management Trust Agreement, dated as of January 21, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed, in all material respects, the obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement in any material respect, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder in any material respect.

Section 4.14 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except for the Transactions, SPAC is not obligated to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 4.15 NYSE Quotation. As of the date of this Agreement, SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “PV”, “PV WS” and “PV.U”, respectively. SPAC is in compliance with the rules of NYSE in all material respects and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on NYSE. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except in connection with the Transactions.

Section 4.16 Board Approval. The SPAC Board has unanimously (a) determined that this Agreement and the Transactions contemplated herein are in the best interests of SPAC and constitute a Business Combination, (b)(i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable Transaction Documents and the execution, delivery and performance thereof, (c) made the SPAC Board Recommendation and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption.

Section 4.17 No Outside Reliance. Notwithstanding anything contained in this Agreement, each of SPAC and the Sponsor has made its own investigation of the Group Companies and the Acquisition Entities and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III and by the Acquisition Entities in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement or otherwise) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Group Companies or the Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III and Article V. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE V

WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, Merger Sub 1 and Merger Sub 2 (each, an “Acquisition Entity”) hereby jointly and severally represent and warrant to SPAC, the following:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Acquisition Entity has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder.

Section 5.2 Capitalization and Voting Rights.

(a) As of the date of this Agreement and as of immediately prior to the Closing:

(i) the authorized share capital of PubCo consists of 50,000 shares of a par value of US$1.00 each, of which one (1) PubCo Ordinary Share is issued and outstanding (the “PubCo Share” and upon the completion of the PubCo Share Sub-division, the “PubCo Shares”) and held by the Initial PubCo Holder.

(ii) the authorized share capital of Merger Sub 1 consists of 50,000 shares, of which one (1) share is issued and outstanding (the “Merger Sub 1 Share”) and held by PubCo; and

(iii) the authorized share capital of Merger Sub 2 consists of 50,000 shares, of which one (1) share is issued and outstanding (the “Merger Sub 2 Share”) and held by PubCo.

The PubCo Share, the Merger Sub 1 Share and the Merger Sub 2 Share, and any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, (A) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (B) were, or will be, issued, in compliance in all material respects with applicable Law, and (C) were not, and will not be, issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) Except (A) as set forth in Section 5.2(a), including any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions and (B) the Private Placement Agreements, (i) no Acquisition Entity has authorized, outstanding or issued any Equity Securities; (ii) no Acquisition Entity is obligated to issue, sell or transfer any Equity Securities; (iii) no Acquisition Entity is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Acquisition Entity; (iv) no Acquisition Entity has granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by any Acquisition Entity which relate to the share capital, registered capital or charter capital of such Acquisition Entity; and (vi) no Acquisition Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Acquisition Entity on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub 1 and Merger Sub 2 and, as of the Closing Date, the Surviving Company and SPAC. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(d) No Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.3 Authorization. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Initial Merger Filing Documents, the Second Merger Filing Documents and the Third Merger Filing Documents. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.4 Consents; No Conflicts. Assuming the warranties in Article IV are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands (including the filing of the Plan of Initial Merger, the Plan of Second Merger, the Plan of Third Merger and such other documents with the Cayman Islands Registrar of Companies in accordance with the Cayman Act), the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each Acquisition Entity, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other each Transaction Documents to which it is or will be a party by each Acquisition Entity does not, and the consummation by such Acquisition Entity of the transactions contemplated hereby and thereby will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Acquisition Entity) or cancellation under, (a) (i) any Governmental Order, (ii) any provision of the Organizational Documents of such Acquisition Entity, (iii) any applicable Law or public privacy policy, (iv) any Contract to which such Acquisition Entity is a party or by which its assets are bound, or (b) result in the creation of any Lien upon any of the properties or assets of such Acquisition Entity other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of such Acquisition Entity, except in the case of sub-clauses (i), (iii), and (iv) of clause (a), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions.

Section 5.5 Absence of Changes. Since the date of its incorporation, each Acquisition Entity has operated its business in the Ordinary Course.

Section 5.6 Actions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting any Acquisition Entity; and (b) there is no judgment or award unsatisfied against such Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.

Section 5.7 Brokers. Except as set forth in Section 3.16 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity or any of its Affiliates.

Section 5.8 Joint Proxy Statement/Prospectus. The information supplied by each Acquisition Entity in writing specifically for inclusion in the Joint Proxy Statement/Prospectus shall not, at (a) the time the Joint Proxy Statement/Prospectus is declared effective, (b) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to (i) SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.9 Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.11 PIPE Investment.

(a) PubCo has delivered to the Company and SPAC true, correct and complete copies of each of the PIPE Subscription Agreements (other than the Additional PIPE Subscription Agreements, which will be delivered by PubCo promptly upon execution), pursuant to which the PIPE Investors have committed or will commit to provide equity financing to PubCo solely for purposes of consummating the Transactions. With respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is or will be, upon execution thereof, in full force and effect and has or will have not been withdrawn or terminated, or otherwise amended or modified in any material respect, and no withdrawal or termination, amendment or modification in any material respect is contemplated by PubCo. Each PIPE Subscription Agreement is or will be, upon execution thereof, a legal, valid and binding obligation of PubCo and each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Private Placement Agreement violates or will violate any Laws. There are no other agreements, side letters, or arrangements between any Acquisition Entity and any PIPE Investor relating to any PIPE Subscription Agreement and, as of the date of this Agreement, no Acquisition Entity knows of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the relevant investment amount not being made available to PubCo, on the Closing Date consistent with the terms and conditions hereof. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of an Acquisition Entity under any material term or condition of any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to PubCo the applicable portion of investment amount thereunder on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by PubCo or any of its Subsidiaries (including, from and after the Closing, the Surviving Company and its Subsidiaries) to any PIPE Investor in respect of its investment, except as set forth in the PIPE Subscription Agreements.

Section 5.12 Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Joint Proxy Statement/Prospectus with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 5.13 No Outside Reliance. Notwithstanding anything contained in this Agreement, PubCo has made its own investigation of SPAC and that neither SPAC nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by SPAC in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the SPAC Disclosure Letter or elsewhere, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to PubCo or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of SPAC or the SPAC Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV. Except as otherwise expressly set forth in this Agreement, PubCo understands and agrees that any assets, properties and business of SPAC are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

Section 6.1 Certain Pre-Closing Actions.

(a) Prior to the Initial Merger Effective Time, the Company Articles shall be duly amended to exempt the Transactions from the provisions of the Company Articles, including but not limited to, Article 10 (Anti-Dilution Protection) therein and Section 1.1 (Liquidation Rights) and Section 1.3 (Conversion Rights) of Schedule I thereto.

(b) At the Initial Merger Effective Time, PubCo’s Organizational Documents, as in effect immediately prior to the Initial Merger Effective Time, shall be amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of PubCo attached hereto as Exhibit I (the “PubCo Articles”), and, as so amended and restated, shall be the memorandum and articles of association of PubCo, until thereafter amended in accordance with the terms thereof and the Cayman Act.

Section 6.2 PubCo NYSE Listing. Prior to the Closing, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on NYSE and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

Section 6.3 Conduct of Business. Except (i) as expressly contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth in Section 6.3 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except with respect to matters set forth in Section 6.3(a) and Section 6.3(g)), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause each other Material Subsidiary to, operate its business in the Ordinary Course, and shall not, and shall not permit any other Group Company to, and each Acquisition Entity shall not:

(a) (i) amend its memorandum and articles of association or other organizational documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization;

(b) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness for borrowed money, issue or sell any debt securities or options, warrants or other rights to acquire debt securities in a principal amount, individually or in the aggregate, exceeding US$3,000,000, except for amendments thereto that are immaterial, beneficial to the Company or otherwise required in order to consummate the Transactions;

(c) transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of its Equity Securities, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment to issue, deliver or sell any Equity Securities, other than the issuance of (A) Equity Securities upon conversion of Company Preferred Shares; and (B) Equity Securities of PubCo pursuant to the PIPE Investment or this Agreement;

(d) amend, modify, adopt, enter into or terminate any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement;

(e) sell, lease, exclusively license, transfer, abandon, allow to lapse or dispose of any material property or assets (including material Intellectual Property), in any single transaction or series of related transactions, except for (i) non-exclusive licenses entered into in the Ordinary Course, (ii) transactions that involve properties or assets having an aggregate value not exceeding US$10,000,000, or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Group Companies;

(f) materially change any public privacy policy or the operation or security of any IT Assets, except as required by Law;

(g) merge, consolidate or amalgamate with or into any Person;

(h) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of US$5,000,000 individually and US$10,000,000 in the aggregate;

(i) settle any Action with any Governmental Authority or any other third party in excess of US$1,000,000 individually and US$5,000,000 in the aggregate;

(j) (i) split, combine or reclassify any shares of its share capital, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued under the BF ESOP in accordance with repurchase rights existing on the date of this Agreement, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

(k) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any capital expenditures or obligations for the purposes of opening new retail stores, IT support and/or fulfilling obligations under any existing agreements (whether or not a Material Contract) in an amount not to exceed US$1,000,000 in the aggregate;

(l) authorize, make or incur any Company Transaction Bonus or obligations or liabilities in connection therewith, other than those disclosed in Section 3.14(d) of the Company Disclosure Letter;

(m) enter into any Material Contract, or amend any such Material Contract, in each case, except as would not have a Company Material Adverse Effect;

(n) voluntarily terminate, suspend, abrogate, amend or modify any material Permit in a manner materially adverse to the Group Companies, taken as a whole;

(o)    make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(p)    make any material change in its accounting principles or methods unless required by IFRS or applicable Law; or

(q)    enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 6.4    Access to Information. Upon reasonable prior notice and subject to applicable Law (and including for this purpose any COVID-19 Measures), during the Interim Period, the Company shall, and shall cause each other Group Company and each of its and their respective officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following notice from SPAC in accordance with this Section 6.4, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Group Companies, and all financial, operating and other data and information as shall be reasonably requested; provided, however, that in each case, the Company shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any Trade Secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty or duty of loyalty, or (c) waive the protection of any attorney-client privilege. All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement.

Section 6.5 Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Articles, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the PubCo Board shall consist of seven (7) directors, who shall consist of one individual designated in writing by Sponsor and six (6) individuals designated in writing by the Company, each such director to hold office in accordance with the PubCo Articles; and

(b) the officers of the Company holding such positions as set forth on Section 6.5(b) of the Company Disclosure Letter shall be the officers of PubCo, each such officer to hold office in accordance with the PubCo Articles until they are removed or resign in accordance with the PubCo Articles or until their respective successors are duly elected or appointed and qualified.

Section 6.6 D&O Indemnification and Insurance.

(a) From and after the Closing, the Surviving Company and PubCo shall jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Company and PubCo shall, and shall cause their Material Subsidiaries to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company and its Subsidiaries’ and each Acquisition Entity’s or SPAC’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents of the Surviving Company and its Subsidiaries or such Acquisition Entity or SPAC, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, each of PubCo, the Surviving Company and SPAC shall (and the Surviving Company shall cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the Surviving Company, its Subsidiaries, SPAC or any Acquisition Entity be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) each of PubCo, the Surviving Company and SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Surviving Company, SPAC and PubCo, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.6 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.6 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Company, SPAC and PubCo and all of their respective successors and assigns. In the event that the Surviving Company, SPAC, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company, SPAC or PubCo, respectively, shall ensure (and each of PubCo, SPAC and the Surviving Company shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of the Surviving Company, SPAC or PubCo as the case may be, shall succeed to the obligations set forth in this Section 6.6.

(d) The provisions of Section 6.6(a) through Section 6.6(c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Company, SPAC and PubCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.7 No Trading in SPAC Securities. The Company acknowledges and agrees that it is aware, and that each other Group Company has been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any Equity Securities of SPAC in violation of such Laws, or cause or encourage any Person to do any of the foregoing.

Section 6.8 Anti-Takeover Matters. The Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Group Company would be or become subject, party or otherwise bound.

Section 6.9 Private Placements. Unless otherwise approved in writing by SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo shall not enter into any Additional PIPE Subscription Agreements, permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the Private Placement Agreements. PubCo and the Company shall use their reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the Private Placement Agreements, request to be taken by such counterparties, all actions, and use their reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Private Placement Agreements on the terms and conditions described therein, including maintaining in effect the Private Placement Agreements. PubCo agrees that from and after the date hereof, it shall assume all of the obligations of the Company under the Placement Agent Engagement Letter and shall be fully bound by and subject to all obligations of the Company under the Placement Agent Engagement Letter as if it were an original party thereto.

Section 6.10 Shareholder Support Deeds and Lock-Up Agreements. To the extent that any Company Shareholder has not delivered to the Company and SPAC a copy of the Shareholder Support Deed or the Lock-Up Agreement duly executed by such Company Shareholder prior to the date of this Agreement, the Company shall use its commercially reasonable efforts to procure such Company Shareholder deliver such duly executed Shareholder Support Deed or the Lock-Up Agreement (as applicable) to the Company and SPAC as soon as practicable (and in any event within forty-five (45) days) after the date hereof.

ARTICLE VII

COVENANTS OF SPAC

Section 7.1 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the SPAC Share Redemption, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to PubCo or the Surviving Company (as may be elected by PubCo) for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2 NYSE Listing. During the Interim Period, SPAC shall ensure SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units remain listed on NYSE.

Section 7.3 Conduct of Business. Except (i) as expressly contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, (iii) as set forth in Section 7.3 of the SPAC Disclosure Letter or (iv) as consented to by the Company in writing (which consent with respect to the matters set forth in Section 7.3(e), Section 7.3(f), Section 7.3(g), Section 7.3(i) and Section 7.3(j) shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(a) change, modify or amend the Trust Agreement or the SPAC Articles;

(b) (i) make or declare any dividend or distribution to the SPAC Shareholders or make any other distributions in respect of any of Equity Securities of SPAC, (ii) sub-divide, combine, reclassify or otherwise amend any terms of any Equity Securities of SPAC or (iii) purchase, repurchase, redeem or otherwise acquire any of Equity Securities of SPAC, other than a redemption of SPAC Class A Ordinary Shares made as part of the SPAC Share Redemption;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(d) make or change any material election in respect of material Taxes, except to comply with GAAP or applicable Law;

(e) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course;

(f) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or other material Liability in a principal amount or amount, as applicable, exceeding US$2,000,000 in the aggregate, other than (i) Indebtedness or other Liabilities expressly contemplated by this Agreement, including as set out in the SPAC Disclosure Letter or (ii) Liabilities that qualify as SPAC Transaction Expenses;

(g) make any change in its accounting principles or methods unless required by GAAP;

(h) issue any Equity Securities or grant any options, warrants or other equity-based awards;

(i) settle or agree to settle any litigation, action, proceeding or investigation before any Governmental Authority or that imposes injunctive or other non-monetary relief on SPAC or an Acquisition Entity;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC; or

(l) enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 7.4 SPAC Public Filings. During the Interim Period, SPAC will use reasonable efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.5 Voting of Company Shares. At any meeting of the shareholders of the Company called to seek the Company Shareholders Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to this Agreement, any other Transaction Document, the Second Merger, or any other Transaction is sought, SPAC (a) shall, if a meeting is held, appear at such meeting or otherwise cause the Company Shares for which SPAC has received a proxy pursuant to the Shareholder Support Deeds to be counted as present at such meeting for purposes of establishing a quorum and respond to each request by the Company for written consent, if any, and (ii) shall vote or cause to be voted (including by written consent, if applicable) such Company Shares in favor of granting the Company Shareholders Approval.

ARTICLE VIII

FURTHER AGREEMENTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the Transactions (collectively, the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such Party shall permit counsel to the other Parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other Parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such parties or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such Party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such Party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such Party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such Party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such Party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) Without limiting Section 8.1(a) and Section 8.1(b), PubCo and the Company shall, within twenty (20) Business Days following the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act.

(d) Subject to Section 11.6, each Party shall be responsible for and pay the filing fees that are, pursuant to applicable Laws, payable by such Party to the Governmental Authorities in connection with the Transactions.

Section 8.2 Non-Solicit.

(a) During the Interim Period, SPAC will not, and will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) During the Interim Period, the Company shall not, and shall cause the Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third party with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any third party in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with any third party regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company or any Group Company, or a newly-formed holding company of the Group Companies or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(c) Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal or any SPAC Acquisition Proposal (as applicable).

(d) Nothing in this Agreement shall prohibit SPAC or the SPAC Board from making any legally required disclosure, including disclosure of factual information regarding the business, financial condition or results of operations of the SPAC.

(e) SPAC shall notify the Company promptly (but in no event later than forty-eight (48) hours) after its receipt of any SPAC Acquisition Proposal, or any material change to any terms of a SPAC Acquisition Proposal previously disclosed to the Company. Such notice shall be in writing, and shall specify in reasonable detail the identity of the Person making the SPAC Acquisition Proposal and all material terms and conditions of such SPAC Acquisition Proposal. SPAC shall also promptly, and in any event within forty-eight (48) hours, notify the Company in writing if it enters into discussions or negotiations concerning any SPAC Acquisition Proposal in accordance with this Section 8.2.

Section 8.3 Preparation of Joint Proxy Statement/Prospectus; SPAC Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a) Joint Proxy Statement/Prospectus.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Acquisition Entities and the Company shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Joint Proxy Statement/Prospectus”) relating to the SPAC Shareholders’ Meeting to approve and adopt: (A) the Business Combination, this Agreement, the Plan of Initial Merger, and the other Transaction Documents, the Mergers and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Joint Proxy Statement/Prospectus or correspondence related thereto, (C) any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). SPAC, the Acquisition Entities and the Company each shall use their commercially reasonable efforts to (1) cause the Joint Proxy Statement/Prospectus when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Joint Proxy Statement/Prospectus, (3) cause the Joint Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as practicable and (4) keep the Joint Proxy Statement/Prospectus effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Joint Proxy Statement/Prospectus, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares and the PubCo Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Joint Proxy Statement/Prospectus, SPAC shall mail (or cause to be mailed) the Joint Proxy Statement/Prospectus to the SPAC Shareholders. Each of SPAC, PubCo and the Company shall furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Joint Proxy Statement/Prospectus, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including NYSE) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo and the Company will advise SPAC, and SPAC will advise PubCo and the Company, as applicable, promptly after receiving notice thereof, of the time when the Joint Proxy Statement/Prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Joint Proxy Statement/Prospectus and any amendment to the Joint Proxy Statement/Prospectus filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors, is discovered by SPAC which should be set forth in an amendment or a supplement to the Joint Proxy Statement/Prospectus, SPAC shall promptly inform the Company and PubCo. If, at any time prior to the Closing, any event or circumstance relating to the Company, an Acquisition Entity, or any of their respective Subsidiaries or their respective officers or directors, is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Joint Proxy Statement/Prospectus, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Joint Proxy Statement/Prospectus describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders Approval.

(i) Prior to or as promptly as practicable after the Joint Proxy Statement/Prospectus is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date on which the Joint Proxy Statement/Prospectus is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matter as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, stock exchange rules and the SPAC Articles; provided that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Shareholder in order to obtain the SPAC Shareholders Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that SPAC reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws is provided to the SPAC Shareholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, or (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders Approval; provided further that SPAC may adjourn or on one occasions without the consent of the Company so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of twenty (20) consecutive calendar days in connection with such adjournment or postponement.

(ii) Subject to Section 8.2, the Joint Proxy Statement/Prospectus shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall (A) withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any SPAC Acquisition Proposal (any action described in the foregoing clauses (A) and (B), a “Change in Recommendation”); provided that the SPAC Board may make a Change in Recommendation prior to receipt of the SPAC Shareholders Approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable Laws; provided, further, that even if the SPAC Board makes a Change in Recommendation in accordance with this Section 8.3(b)(ii), SPAC shall comply with its obligations in the first sentence of Section 8.3(b)(i).

(c) Company Shareholders Approval.

(i) Prior to or as promptly as practicable after the Joint Proxy Statement/Prospectus is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Joint Proxy Statement/Prospectus is declared effective under the Securities Act for the purpose of obtaining the Company Shareholders Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of this Agreement) and such other matter as may be mutually agreed by SPAC and the Company. The Company will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the Company Shareholders Approval and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law. The Company (x) shall set the date of the Company Shareholders’ Meeting to be seven days after the Joint Proxy Statement/Prospectus is declared effective and (y) shall not adjourn the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company may adjourn the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Company Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, or (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain Company Shareholders Approval; provided further that for both sub-clauses (1) and (2) in the aggregate the Company may adjourn on only one occasion and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than an aggregate of ten (10) consecutive days in connection with such adjournment.

(ii) The Company shall send meeting materials to the Company Shareholders entitled to receive notice of the Company Shareholders’ Meeting which shall seek the Company Shareholders Approval and shall include in all such meeting materials it sends to such Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that such Company Shareholders vote in favor of the Company Shareholders Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 8.4 Support of Transaction. Without limiting any covenant in Article VI or Article VII, each of the Company and the SPAC shall, and the Company shall cause the other Group Companies and the Acquisition Entities to, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Group Companies or the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions, (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article IX (including, in the case of PubCo, the use of commercially reasonable efforts to enforce PubCo’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall require any of the Group Companies, SPAC or any Acquisition Entity or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (ii) seek to have any stay or Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of PubCo, any Group Company or SPAC, (iv) take or commit to take actions that limit the freedom of action of any of PubCo, the Group Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of PubCo, any Group Company or SPAC or (E) grant any financial, legal or other accommodation to any other Person.

Section 8.5 Tax Matters.

(a) Each of SPAC, the Acquisition Entities and the Company shall (i) use its respective commercially reasonable efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, for U.S. federal income tax purposes, Merger Sub 1 to elect to be disregarded as an entity separate from its owner for U.S. federal income tax purposes as of the effective date of its formation and not subsequently change such classification effective on or prior to the Closing Date. Each of SPAC, the Acquisition Entities and the Company shall report the Mergers consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) In the event that SPAC, the Acquisition Entities or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Mergers, or the SEC requests or requires tax opinions, each Party shall use reasonable efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement or the other Transaction Documents) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

(c) Transfer Taxes. PubCo shall be responsible for and shall pay all Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.6 Shareholder Litigation. The Company and PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or PubCo or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions, the occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Party to effect the Transactions not to be satisfied or is reasonably likely to have a material adverse effect on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company and PubCo shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company or PubCo, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC and shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.7 Notice of Developments. During the Interim Period, the Company shall promptly notify SPAC in writing, and SPAC shall promptly notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.7 shall not cure any breach of any warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 8.7 shall not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 8.8 Delisting and Deregistration. The Company, PubCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Ordinary Shares and SPAC Warrants to be delisted from NYSE (or be succeeded by the respective PubCo securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the Initial Merger Effective Time or as soon as practicable thereafter.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of SPAC, the Company and the Acquisition Entities. The obligations of each of SPAC, the Company and the Acquisition Entities to consummate, or cause to be consummated, the Transactions at the Closing, are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all Parties:

(a) the SPAC Shareholders Approval shall have been obtained and remain in full force and effect;

(b) the Company Shareholders Approval shall have been obtained and remain in full force and effect;

(c) the waiting period or periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have terminated or expired;

(d) the Joint Proxy Statement/Prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Joint Proxy Statement/Prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) (i) PubCo’s initial listing application with NYSE in connection with the Transactions shall have been approved and PubCo will, immediately following the Closing, satisfy any applicable initial and continuing listing requirements of NYSE, and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject to official notice of issuance;

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(g) upon the Closing and after giving effect to any SPAC Share Redemption and the Private Placement, PubCo will have net tangible assets of at least US$5,000,001.

Section 9.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) (i) the Company and PubCo Fundamental Warranties shall be true and correct in all but de minimis respects, in each case as of the Closing Date, except with respect to such warranties which speak as to an earlier date, which warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the other Transaction Documents, and (ii) each of the warranties of the Company contained in this Agreement other than the Company and PubCo Fundamental Warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such warranties which speak as to an earlier date, which warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company and the Acquisition Entities to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) since the Company Accounts Date, there has not been any Company Material Adverse Effect.

Section 9.3 Conditions to Obligations of the Company and the Acquisition Entities. The obligations of the Company and the Acquisition Entities to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the SPAC Fundamental Warranties shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such warranties which speak as to an earlier date, which warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) each of the warranties of SPAC contained in this Agreement other than the SPAC Fundamental Warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such warranties which speak as to an earlier date, which warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(b) each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) the sum of (i) the amount of cash and cash equivalents available in the Trust Account following the SPAC Shareholders’ Meeting, after deducting the amounts required to satisfy the SPAC Share Redemption, plus (ii) the aggregate amount of proceeds of the Private Placement actually received by PubCo or SPAC prior to or substantially concurrently with the Closing, plus (iii) as of immediately prior to the Closing, the amount of cash and cash equivalents held by SPAC without restriction outside of the Trust Account and any interest earned on the amount of cash held inside the Trust Account (in each case of (i), (ii) and (iii), prior to payment of the accrued and unpaid Company Transaction Expenses and SPAC Transaction Expenses) is at least US$350,000,000; and

(d) since the SPAC Accounts Date, there has not been any SPAC Material Adverse Effect.

Section 9.4 Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to comply in all material respects with its obligations hereunder.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the Company and SPAC;

(b) by the Company or SPAC by written notice to the other Parties, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by the Company or SPAC by written notice to the other Parties, if the SPAC Shareholders Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor (after giving effect to any adjournment or postponement thereof);

(d) by SPAC by written notice to the other Parties if the Company Shareholders Approval shall not have been obtained within ten (10) Business Days after the Joint Proxy Statement/Prospectus became effective;

(e) by SPAC by written notice to the other Parties if the Company or any Acquisition Entity is in material breach of its respective warranties or obligations hereunder that would render any of the conditions set forth in Section 9.2 incapable of being satisfied on the Closing Date, and such breach is either (i) not capable of being cured prior to the Outside Date or (ii) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by SPAC to the Company and (y) two (2) Business Days prior to the Outside Date;

(f) by the Company by written notice to the other Parties if SPAC is in material breach of its warranties or obligations hereunder that would render any of the conditions set forth in Section 9.3 incapable of being satisfied on the Closing Date, and such breach is either (i) not capable of being cured prior to the Outside Date or (ii) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by the Company to SPAC and (y) two (2) Business Days prior to the Outside Date;

(g) by the Company or SPAC by written notice to the other Parties, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 10.1(g) shall not be available to any Party whose breach (in the case of the Company, including breach by any Acquisition Entity) of any warranty, covenant or agreement set forth in this Agreement in any manner shall have been the primary cause of the failure of the Closing to be have occurred on or prior to the Outside Date; or

(h) by the Company or SPAC by written notice to the other Parties, if there shall have occurred a SPAC Material Adverse Effect after the SPAC Accounts Date (in the case of a termination by the Company) or a Company Material Adverse Effect after the Company Accounts Date (in the case of a termination by the SPAC).

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Company and each Acquisition Entity acknowledges that, as described in the final prospectus of SPAC, dated January 21, 2021 (File No. 333-251917), available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). The Company and each Acquisition Entity further acknowledges that it has been advised by SPAC that funds in the Trust Account may be disbursed only in accordance with the Trust Agreement and the SPAC Articles. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself and its Affiliates) and each Acquisition Entity hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Share Redemption, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a Party may from time to time notify the other Parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the Parties for the purpose of this Agreement are:

If to SPAC, to:

Primavera Capital Acquisition Corporation

41/F Gloucester Tower

15 Queen’s Road Central

Hong Kong

Attention: Max Chen, Chief Executive Officer

Email: max.chen@primavera-capital.com

with a required copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

3901 China World Tower A

1 Jianguomenwai Avenue

Beijing 100004, China

Attention: Yang Wang

Email: yang.wang@stblaw.com

with a second required copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Mark Brod / Daniel Webb

Email: mbrod@stblaw.com / dwebb@stblaw.com

If to the Company or any Acquisition Entity, to:

LANVIN GROUP HOLDINGS LIMITED 复朗集团

3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East

No.2, Shanghai, 200010, China

Attention: Yun CHENG / Gong CHENG

Email: joann.cheng@lanvin-group.com / roy.cheng@lanvin-group.com with a required copy (which shall not constitute notice) to:

DLA Piper Singapore Pte. Ltd.

80 Raffles Place,

#48-01 UOB Plaza 1,

Singapore 048624

Attention: Joseph E. Bauerschmidt

Email: Joe.Bauerschmidt@dlapiper.com

with a second required copy (which shall not constitute notice) to:

DLA Piper Hong Kong

25th Floor,

Three Exchange Square,

8 Connaught Place, Central,

Hong Kong

Attention: Christina Loh

Email: Christina.Loh@dlapiper.com

Section 11.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Group Company, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the Parties, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, any Acquisition Entity or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.6 and (ii) the Company Non-Recourse Parties and the SPAC Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.15.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement or otherwise agreed in writing between any of the Parties, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.6(d), the SPAC Transaction Expenses and the Company Transaction Expenses, respectively.

Section 11.7 Governing Law; Arbitration.

(a) This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of Hong Kong, without giving effect to the principles of conflicts of laws that would otherwise require the application of the Laws of any other jurisdiction; provided that the fiduciary duties of the Company Board and the SPAC Board with respect to the relevant Merger(s) shall in each case be governed by the laws of the Cayman Islands.

(b) All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if all Parties had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9 Entire Agreement. This Agreement (together with the Disclosure Letters), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such Parties except as expressly set forth in the Transaction Documents.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part prior to the Initial Merger Effective Time only by a duly authorized agreement in writing executed by each of the Parties; provided that after the Company Shareholders Approval or the SPAC Shareholders Approval has been obtained, there shall be no amendment or waiver that by applicable Law or the Company Articles or SPAC Articles (as applicable) requires further approval by the Company Shareholders or the SPAC Shareholders, respectively, without such approval having been obtained.

Section 11.11 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company; provided that no such Party shall be required to obtain consent pursuant to this Section 11.11(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.11(a). For the avoidance of doubt, nothing contained in this Section 11.11 shall prevent SPAC, PubCo or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or Private Placement Investors.

(b) The restriction in Section 11.11(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule (for the avoidance of doubt, including the disclosure requirements under the Rules Governing the Listing of Securities on SEHK to be complied with by Fosun International); provided, however, that in such an event, the Party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing.

Section 11.12 Confidentiality. The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement, the consummation of the Transactions and the existence and terms of this Agreement are confidential and subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference mutatis mutandis and shall apply to such disclosures. Notwithstanding the foregoing, each Party shall be permitted to disclose the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, partners, shareholders, lenders, underwriters, financing sources and regulators, and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.14 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC, and the Acquisition Entities as named Parties. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, an “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 11.15 shall relief any Person of liability under any other Transaction Documents to which such Person is a party.

Section 11.16 Non-Survival of Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.17 Conflicts and Privilege.

(a) Each of SPAC and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “DLA Waiving Parties”), that DLA Piper (“DLA”) may represent the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “DLA WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other DLA Waiving Parties, and each of SPAC and the Company on behalf of itself and the DLA Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to DLA’s prior representation of the Company, its Subsidiaries or of DLA Waiving Parties. SPAC and the Company, for itself and the DLA Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the DLA WP Group and DLA, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the DLA WP Group (the “DLA Privileged Communications”), without any waiver thereof. SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the DLA Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the DLA Privileged Communications, by virtue of the Mergers.

(b) Each of SPAC and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “STB Waiving Parties”), that Simpson Thacher & Bartlett LLP (“STB”) may represent the shareholders or holders of other equity interests of Sponsor or of SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “STB WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding its prior representation of Sponsor, SPAC or other STB Waiving Parties. Each of SPAC and the Company, on behalf of itself and the STB Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to STB’s prior representation of Sponsor, SPAC or other STB Waiving Parties. Each of SPAC and the Company, for itself and the STB Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between Sponsor, SPAC or any other member of the STB WP Group, on the one hand, and STB, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the STB WP Group (the “STB Privileged Communications”), without any waiver thereof. SPAC and the Company, together with any of their respective Affiliates, successors or assigns, agree that no Person may use or rely on any of the STB Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the STB Privileged Communications, by virtue of the Mergers.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:

PRIMAVERA CAPITAL ACQUISITION CORPORATION

By:	/s/ Tong Chen
Name: Tong Chen
Title: Director

[Heritage - Signature Page to Business Combination Agreement]

COMPANY:

FOSUN FASHION GROUP (CAYMAN) LIMITED

By:	/s/ Yun CHENG
Name: Yun CHENG
Title: Director

[Heritage - Signature Page to Business Combination Agreement]

PUBCO:

LANVIN GROUP HOLDINGS LIMITED
复朗集团

By:	/s/ Yun CHENG
Name: Yun CHENG
Title: Director

MERGER SUB 1:

LANVIN GROUP HERITAGE I LIMITED

By:	/s/ Yun CHENG
Name: Yun CHENG
Title: Director

MERGER SUB 2:

LANVIN GROUP HERITAGE II LIMITED

By:	/s/ Yun CHENG
Name: Yun CHENG
Title: Director

[Heritage - Signature Page to Business Combination Agreement]